Exhibit 10.9

CREDIT AGREEMENT

dated as of December 2, 2024

among

TORO COMBINECO, INC.

as the Borrower,

THE LENDERS PARTY HERETO,

and

INFORMA GROUP HOLDINGS LIMITED,

as Administrative Agent

i

SCHEDULES:

Schedule 2.1	Commitments
Schedule 5.13	Subsidiaries; Equity Interests
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.4	Existing Investments
Schedule 10.1	Notice Information

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Committed Loan Notice
Exhibit B-2	[Reserved]
Exhibit C-1	Form of Revolving Loan Note
Exhibit C-2	[Reserved]
Exhibit C-3	[Reserved]
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Closing Certificate
Exhibit F	Form of Subsidiary Joinder Agreement
Exhibit G-1	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-2	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-3	Form of U.S. Tax Compliance Certificate For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes
Exhibit G-4	Form of U.S. Tax Compliance Certificate For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 2, 2024, among Toro CombineCo, Inc. (to be renamed TechTarget, Inc.), a Delaware corporation (the “Borrower”), the LENDERS party hereto and INFORMA GROUP HOLDINGS LIMITED, as Administrative Agent.

RECITALS

A. The Borrower has requested that the Lenders make loans and other financial accommodations to the Borrower as more fully set forth herein.

B. The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. As used in this Credit Agreement, the following terms have the meanings specified below:

“ABR Borrowing” means, as to any Borrowing, the ABR Loans comprising such Borrowing.

“ABR Loan” means a Loan bearing interest based on the Alternate Base Rate.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the historical Consolidated EBITDA of such Pro Forma Entity for such period, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Pro Forma Entity prepared in accordance with GAAP to the extent available (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Acquired EBITDA is included in Consolidated EBITDA it shall be on a Pro Forma Basis.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by the Borrower in a Permitted Acquisition or Investment, to the extent not subsequently sold, transferred or otherwise Disposed of during such period.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in: (a) the acquisition by any Person of (i) all or substantially all of the assets of another Person or (ii) all or substantially all of any business line, unit or division of another Person, (b) the acquisition by any Person (i) of in excess of 50% of the Equity Interests of any other Person, or (ii) otherwise causing any other Person to become a subsidiary of such Person, or (c) a merger, amalgamation consolidation, or any other combination of any Person with another Person (other than a Person that is a Loan Party or a Subsidiary of a Loan Party) in which a Loan Party or any of its Subsidiaries is the surviving Person.

“Additional Borrower” has the meaning set forth in Section 1.16(a).

“Additional Lender” has the meaning set forth in Section 2.11(a).

“Additional Specified Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Refinancing Indebtedness pursuant to a Specified Refinancing Amendment in accordance with Section 2.13; provided that each Additional Specified Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Specified Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund and such consent would otherwise be required by Section 10.4 and (ii) the Borrower to the extent such consent would otherwise be required by Section 10.4.

“Administrative Agent” means Informa Group Holdings Limited, in its capacity as administrative agent for the Lenders or any successor thereto.

“Administrative Agent’s Payment Office” means the Administrative Agent’s office located at 5 Howick Place, London SW1P 1WG, United Kingdom, or such other office as to which the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“AHYDO” has the meaning assigned to such term in Section 2.12(a).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day; plus 0.50% per annum and (c) the Daily SOFR Rate on such day; plus 1.00% per annum, provided that the Alternate Base Rate shall at no time be less than the Floor. If the Administrative Agent shall have determined (which determination shall be conclusive absent clearly manifest error) that it is unable to ascertain the Federal Funds Rate or the Daily SOFR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition of the term Federal Funds Rate, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Daily SOFR Rate, as applicable, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Loan Parties or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.18(c).

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for SOFR Loans, ABR Loans, Swingline Loans or participations therein, as applicable, as notified to the Administrative Agent, any of which offices may be changed by such Lender.

“Applicable Margin” means with respect to the Revolving Loans, the Swingline Loans and Commitment Fees, during the applicable periods set forth below in the case of (i) ABR Revolving Borrowings, the percentage set forth in the following table under the heading “ABR Margin”, (ii) Swingline Loans, the percentage set forth in the following table under the heading “ABR Margin”, (iii) SOFR Revolving Borrowings, the percentage set forth in the following table under the heading “SOFR Margin”, and (iv) Commitment Fees, the percentage set forth in the following table under the heading “Commitment Fees”:

Pricing Level	Consolidated Total Net Leverage Ratio	ABR Margin	SOFR Margin	Commitment Fees
I	Greater than or equal to 2.50:1.00	2.00%	3.00%	0.500%
II	Greater than or equal to 1.50:1.00 but less than 2.50:1.00	1.75%	2.75%	0.400%
III	Less than 1.50:1.00	1.50%	2.50%	0.300%

The Applicable Margin shall initially be set at Pricing Level III and shall be determined and adjusted quarterly on the date (each a “Margin Determination Date”) that is three (3) Business Days after receipt by the Administrative Agent of the Compliance Certificate pursuant to Section 6.1(c) for the most recently ended fiscal quarter or Fiscal Year of the Borrower, as applicable; provided that if the Borrower fails to deliver the Compliance Certificate as required by Section 6.1(c) for the most recently ended fiscal quarter (or Fiscal Year, as applicable) preceding the applicable Margin Determination Date, the Applicable Margin from such Margin Determination Date shall be based on Pricing Level I until the third Business Day after the Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Total Net Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Margin Determination Date. The Applicable Margin shall be effective from one Margin Determination Date until the next Margin Determination Date. Any adjustment in the Applicable Margin shall be applicable to all Loans then existing or subsequently made during the applicable period for which the relevant Applicable Margin applies. Notwithstanding the foregoing, in the event that any financial statement delivered pursuant to Section 6.1(a) or (b) or any Compliance Certificate delivered pursuant to Section 6.1(c) is inaccurate (regardless of whether (i) this Credit Agreement is in effect, or (ii) any of the Commitments are in effect, or (iii) any Loans are outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.8. If the preceding sentence is complied with, the failure to previously pay such interest and fees at the correct Applicable Margin and the delivery of such inaccurate certificate shall not in and of themselves constitute a Default or Event of Default and no amounts shall be payable at the Default Rate in respect of any such interest or fees.

Notwithstanding the foregoing, (x) the Applicable Margin in respect of any Class of Extended Revolving Commitments, Extended Revolving Loans or Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (y) the Applicable Margin in respect of any Class of Incremental Facilities shall be the applicable percentages per annum set forth in the relevant Incremental Assumption Agreement and (z) the Applicable Margin in respect of any Class of Refinancing Indebtedness or shall be the applicable percentages per annum set forth in the Specified Refinancing Amendment.

“Applicable Percentage” means, at any time (a) with respect to any Lender with a Commitment of any Class, the percentage equal to a fraction the numerator of which is the amount of such Lender’s Commitment of such Class and the denominator of which is the aggregate amount of all Commitments of such Class of all Lenders (provided that if the Commitments under the Revolving Facility have terminated or expired, the Applicable Percentages of the Lenders under the Revolving Facility shall be determined based upon the Revolving Exposure at such time of the determination pursuant to clause (b) below) and (b) with respect to the Loans of any Class, a percentage equal to a fraction the numerator of which is such Lender’s Outstanding Amount of the Loans of such Class and the denominator of which is the aggregate Outstanding Amount of all Loans of such Class.

“Applicable Period” has the meaning assigned to such term in the definition of Applicable Margin.

“Appropriate Lenders” means, at any time, (a) with respect to the Revolving Facility, the Revolving Lenders, (b) with respect to any Swingline Loans, the Swingline Lender and the Revolving Lenders and (c) with respect to any Incremental Facility, the applicable Lenders with Incremental Revolving Loans, Incremental Term Loan or Incremental Commitments of that Class.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Line of Business” means, collectively, (a) those lines of business of the same general type as which the Borrower and its Restricted Subsidiaries operate (or presently propose to operate) on the Closing Date (after giving effect to the Transactions occurring on the Closing Date) and (b) any business or activity that is the same, similar or otherwise reasonably related, synergistic, ancillary, complementary or incidental thereto (a “Similar Business”).

“Arranger” has the meaning assigned to such term in Section 9.7.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4) and received by the Administrative Agent, in substantially the form of Exhibit A or any other form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means when referring to the Attorney Costs of the Administrative Agent and the Credit Parties, all reasonable and documented out-of-pocket fees and expenses, charges, disbursements and other charges of one law firm (and one local counsel in each relevant jurisdiction).

“Attributable Indebtedness” means, at any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP subject to Section 1.3, (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease, subject to Section 1.3, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the Form 10-K containing the audited consolidated balance sheet of TechTarget, Inc. (to be renamed TechTarget Holdings Inc.) as of the last day of each of the three most recent Fiscal Years ended at least ninety (90) days prior to the Closing Date and the related audited consolidated statements of income, comprehensive income, cash flows and shareholders’ equity of the Borrower for each of the three most recent Fiscal Years ended at least ninety (90) days prior to the Closing Date.

“Available Incremental Amount” has the meaning assigned to such term in Section 2.11(a).

“Availability Period” means, with respect to the Revolving Facility, the period from and including the Closing Date to but excluding the earlier of the Maturity Date with respect to the Revolving Facility and, if different, the date of the termination of the Commitments in accordance with the provisions of this Credit Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Credit Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Credit Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.8(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code or any similar federal or state law for the relief of debtors.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.8(a). Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate and an adjustment as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment; provided, that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its reasonable discretion in consultation with the Borrower.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.8.

“Beneficial Ownership Certification” means, with respect to the Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially in the form provided by the Administrative Agent or such other form reasonably satisfactory to the Administrative Agent.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Entity.

“Borrower” has the meaning assigned to such term in the Preamble.

“Borrower Model” shall mean the Borrower’s financial model dated as of November 14, 2024, provided to the Administrative Agent on or prior to the Closing Date.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Class, Type and, in the case of a SOFR Borrowing, having the same Interest Period, made by the Lenders.

“Borrowing Minimum” means (a) in the case of a SOFR Borrowing, $1,000,000, (b) in the case of an ABR Borrowing (other than a Swingline Loan), $500,000, and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Multiple” means (a) in the case of a SOFR Borrowing, $500,000, (b) in the case of an ABR Borrowing (other than a Swingline Loan), $500,000, and (c) in the case of a Swingline Loan, $100,000.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York or London, United Kingdom are authorized or required by law to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, subject to Section 1.3.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, subject to Section 1.3.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of the Borrower that is subject to regulation as an insurance company (and any Subsidiary thereof).

“Cash Equivalents” means each of the following:

(a) debt obligations maturing within one (1) year from the date of acquisition thereof to the extent the principal thereof and interest thereon is backed by the full faith and credit of the United States, Canada, the United Kingdom or a member state of the European Union or any agency or instrumentality of any thereof;

(b) money market instrument, commercial paper and other short term obligations rated at least A-2 or the equivalent from S&P or P-2 or equivalent from Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency);

(c) certificates of deposit, banker’s acceptances and time deposits, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or Affiliate thereof or any domestic office of any commercial bank that has a combined capital and surplus and undivided profits of not less than $250,000,000 or $100,000,000 in the case of any non-U.S. bank and which is rated at least A-2 by S&P and P-2 by Moody’s in the note or commercial paper rating category (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency);

(d) repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition;

(e) money market accounts or mutual funds, substantially all of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition (which funds may also hold reasonable amounts of cash pending investment and/or distribution);

(f) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act,

(g) investments in assets set forth on the Borrower’s cash management and investment policy as in effect on the Closing Date (as may be modified by the Borrower after the Closing Date in a manner reasonably satisfactory to the Administrative Agent);

(h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors;

(i) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law;

(j) Investment Grade Securities at the time such Investment is made; and

(k) other short term liquid investments approved in writing by the Administrative Agent.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority or the compliance therewith by any Credit Party (or, for purposes of Section 3.4(b), by any

Applicable Lending Office of such Credit Party or such Credit Party’s holding company, if any); provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, requirements, guidelines and directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, requirements, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means a transaction in which any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act) other than one or more Permitted Holders or a Parent Entity becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Equity Interests of the Borrower or the Parent Entity.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Extended Revolving Loans, Specified Refinancing Revolving Loans, Swingline Loans or Incremental Term Loans, Extended Term Loans or Specified Refinancing Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Incremental Revolving Commitment, Extended Revolving Commitment, Specified Refinancing Revolving Commitment, Incremental Term Loan Commitment, Incremental Delayed Draw Term Loan Commitment or Specified Refinancing Term Loan Commitment.

“Closing Date” means December 2, 2024, the date on which the conditions specified in Section 4.1 were satisfied (or waived in accordance with Section 10.2).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, a Revolving Commitment, Extended Revolving Commitment of a given Extension Series, Incremental Revolving Commitment, Specified Refinancing Revolving Commitment of a given Specified Refinancing Series, Incremental Term Loan Commitment or Incremental Delayed Draw Term Loan Commitment.

“Committed Loan Notice” means a notice of a Borrowing (other than a Swingline Borrowing), a conversion of Loans from one Type to the other, or a continuation of SOFR Loans pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit B-1.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender by means of electronic communications pursuant to Section 10.1, including through the Platform.

“Compliance Certificate” means a certificate, substantially in the form of Exhibit D.

“Conforming Changes” means, with respect to either the use or administration of the Benchmark, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, for example and not by way of limitation or prescription, changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition, the definition of “Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.5, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Borrower) decides may be appropriate in connection with the use or administration of the Benchmark or to reflect the adoption and implementation of any Benchmark Replacement or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Borrower) determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent (in consultation with the Borrower) decides is reasonably necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense (other than amortization of right to use assets in respect of operating leases), including the amortization of deferred financing fees or costs, intangible assets, advanced location payments, debt issuance costs, commissions, fees and expense, bridge, commitment and other financing fees, discounts, yield, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, conversion costs and contract acquisition costs, unrecognized prior service costs, the amortization of original issue discount and amortization of favorable or unfavorable lease assets or liabilities, actuarial gains and losses related to pensions and other post-employment benefits of such Person and its Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries on a consolidated basis for such period:

(a) increased (without duplication) by the following, in each case, to the extent deducted (and not added back) in computing Consolidated Net Income for such Person and its Restricted Subsidiaries for such period:

(i) federal, state, local, provincial, and foreign income or franchise taxes and similar taxes, including foreign withholding taxes, and for corporate franchise, capital stock, net worth and value-added taxes of such Person and its Subsidiaries paid or payable in cash during such period; plus

(ii) Consolidated Interest Expense of such Person and its Restricted Subsidiaries to the extent paid or payable in cash or otherwise; plus

(iii) Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries; plus

(iv) any non-cash losses and non-cash charges (excluding any non-cash charges that constitute an accrual of or a reserve for future cash charges or are reasonably likely to result in a cash outlay in a future period) (in each case other than in respect of accounts receivable or inventory); plus

(v) non-cash charges, expenses, or losses arising from stock-based compensation arising from the grant of stock-based awards to employees (excluding any such non-cash charge to the extent it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period) or relating to the vesting of warrants; plus

(vi) restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, long term incentive plan expenses, severance costs, systems establishment costs, costs associated with the establishment of new information technology systems, costs associated with office and facility openings, closings and consolidations, transaction fees and expenses and, including, any one time expense relating to enhanced accounting function or other transaction costs; provided that the aggregate amount permitted to be added back pursuant to this clause (vi), together with the amount permitted to be added back pursuant to clauses (vii)(y) and (xii) below, for any period shall not exceed 25.0% of the Consolidated EBITDA for such period (after giving effect to such add-backs); plus

(vii) other one-time payments, charges and expenses (including rationalization, legal, tax, structuring and other costs and expenses), (x) related to the Transactions (including all Transaction Expenses), or (y) in each case to the extent consummated acquisitions, Investments, Dispositions, issuances of Indebtedness or Equity Interests permitted under the Loan Documents (or otherwise permitted by the Required Lenders), refinancing transactions or amendment or other modification of any debt instrument; provided that the aggregate amount permitted to be added back pursuant to this clause (vii)(y), together with the amount permitted to be added back pursuant to clause (vi) above and (xi) below, for any period shall not exceed 25.0% of the Consolidated EBITDA for such period (after giving effect to such add-backs); plus

(viii) fees, costs charges and expenses (x) that have been (or, without duplication, are required to be) reimbursed by third parties in such period (pursuant to indemnity or otherwise) and (y) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (I) not denied by the applicable carrier in writing within 180 days and (II) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption; plus

(ix) the cumulative effect for such period of a change in accounting principles; plus

(x) any impact for expenses related to any Permitted Acquisition or Investment that would have otherwise been capitalized if it were treated as the acquisition of a business, in each case, consistent with past practices, plus

(xi) any pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, dispositions, discontinuance of activities or operations or other Specified Transactions, restructurings, cost savings initiatives, operational changes and other initiatives (including, for the avoidance of doubt, acquisitions occurring prior to the Closing Date) that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 18 months after such merger or other business combination, acquisition, divestiture, disposition or other specified transaction, restructuring, cost savings initiative, operational change or other initiative is consummated (or undertaken or implemented prior to consummation of the acquisition or other applicable transaction (including any actions taken on or prior to the Closing Date)); provided that the aggregate amount permitted to be added back pursuant to this clause (xi), together with clauses (vi) and (vii)(y) above, for any period shall not exceed 25.0% of the Consolidated EBITDA for such period (after giving effect to such add-backs); provided, further, that any such addbacks described in this clause (xii) in respect of the Transactions shall not count against the foregoing cap; plus

(xii) extraordinary, unusual or non-recurring losses, expenses, write-offs (in each case other than in respect of accounts receivable or inventory) or charges; plus

(xiii) to the extent actually received and not already included in Consolidated Net Income, proceeds of business interruption insurance, plus

(xiv) charges, expenses, and other items described in the Borrower Model; plus

(xv) adjustments consistent with Regulation S-X (as in effect prior to January 1, 2021) or contained in a quality of earnings report made available to the Administrative Agent conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable));

(b) decreased (without duplication) by the following, in each case, to the extent taken into account (or added back) in computing Consolidated Net Income for such Person for such period:

(i) interest income to the extent received in cash or otherwise during such period; plus

(ii) any gain realized in connection with the sale or Disposition of assets (including Dispositions pursuant to Sale and Leaseback transactions) other than in the ordinary course of business or the Disposition of any securities or the extinguishment of any Indebtedness; plus

(iii) Extraordinary, unusual or non-recurring gains or income;

provided further that, Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) non-cash foreign translation gains.

For the avoidance of doubt:

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,

(ii) in respect of any calculation to be made on a Pro Forma Basis, there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Acquired Entity or Business during such period (but not the Acquired EBITDA of any Acquired Entity or Business attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Borrower or such Restricted Subsidiary during such period and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion);

(iii) in respect of any calculation to be made on a Pro Forma Basis and to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.

(iv) Unless expressly specified otherwise or required by context, references in this Credit Agreement to Consolidated EBITDA shall refer to the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries.

Notwithstanding the foregoing, for each fiscal quarter ending on or prior to September 30, 2024, Consolidated EBITDA (after giving effect to the consummation of the Informa Acquisition) shall be deemed to be the amount set forth opposite such fiscal quarter in the following table:

Fiscal Quarter Ending On	Amount
September 30, 2024	$22,000,000
June 30, 2024	$22,000,000
March 31, 2024	$18,000,000
December 31, 2023	$36,000,000

“Consolidated Interest Coverage Ratio” shall be defined as, as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recent Measurement Period most recently ended on or prior to such date of determination to (b) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries for such period.

“Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the consolidated total cash interest expense (including that attributable to Capitalized Lease Obligations) of the Borrower and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the cash interest component of deferred payment obligations and net costs in respect of any obligations under any Swap Agreements constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of the Borrower and its Restricted Subsidiaries.

“Consolidated Net Income” means, for any Person (the “first Person”) for any period, the sum of net income (or loss) for such period of such first Person and its subsidiaries determined on a consolidated basis in accordance with GAAP (to the extent available), excluding, without duplication, to the extent included in determining such net income (or loss) for such period: (a) any income (or loss) of any other Person (the “second Person”) if such second Person is not a Restricted Subsidiary of such first Person, except that such first Person’s equity in the net income of any second Person for such period shall be included in the determination of Consolidated Net

Income up to the aggregate amount of cash actually distributed by such second Person during such period to such first Person or any of its subsidiaries as a dividend or other distribution, (b) the income of any subsidiary (other than any Guarantor) of such first Person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is prohibited by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, and (c) all non-cash adjustments made to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with ASC 830. In addition in calculating Consolidated Net Income, (i) the effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Topic 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded, (ii) any effect of income (loss) from the early extinguishment of Indebtedness or Swap Agreement Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded, (iii) any non-cash income (or loss) related to currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items and to Swap Agreement Obligations pursuant to ASC 815 (or such successor provision) shall be excluded, (iv) any non-cash expense, income, or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded, (v) any impairment charge, asset write-off, or write-down pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 – Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement No. 144) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded, (vi) non cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded and (vii) at the election of the Borrower, subject to the provisions set forth in Section 1.3, the Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period.

“Consolidated Senior Secured Net Leverage Ratio” shall mean, as of any date of determination, for the Borrower and its Restricted Subsidiaries, the ratio of (a) Consolidated Total Debt secured by a Lien that is not Subordinated Debt minus the Net Cash Amount, to (b) Consolidated EBITDA for the most recent Measurement Period most recently ended on or prior to such date of determination.

“Consolidated Total Debt” means, with respect to the Borrower and its Restricted Subsidiaries at any time and as determined on a consolidated basis and without duplication, an amount equal to the sum of Indebtedness solely of Indebtedness for borrowed money (including all obligations of such Person evidenced by bonds, loan agreements, debentures, notes or similar instruments, including seller paper), Capitalized Lease Obligations, purchase money obligations (discounted for any original issue discount in connection with such Indebtedness) and in each case (but without duplication) any guaranty of the foregoing, and excluding, for the avoidance of doubt, Swap Agreement Obligations; provided that Consolidated Total Debt shall not include Letters of Credit, except to the extent of any unreimbursed drawing thereunder. For the avoidance of doubt, Consolidated Total Debt shall exclude any intercompany indebtedness, including any such Indebtedness owing to a Parent Entity of the Borrower (or an Affiliate of a Parent Entity of the Borrower) that is subordinated to the Obligations.

“Consolidated Total Net Leverage Ratio” shall mean, as of any date of determination, for the Borrower and its Restricted Subsidiaries, the ratio of (a) Consolidated Total Debt minus the Net Cash Amount to (b) Consolidated EBITDA for the most recent Measurement Period most recently ended on or prior to such date of determination.

“Contested in Good Faith” means, with respect to any matter, that such matter is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Controlled Foreign Corporation” means a controlled foreign corporation within the meaning of Section 957(a) of the Code.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Credit Agreement” means this Credit Agreement.

“Credit Extension” means the making of a Loan.

“Credit Facilities” means the Revolving Facility and, if applicable, each other category of Commitments and each extension of credit hereunder.

“Credit Parties” means the Administrative Agent, the Swingline Lender and the Lenders.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Qualified Equity Interests of the Borrower or Equity Interests of any indirect parent of the Borrower after the Closing Date and on or prior to such time (including upon exercise of warrants or options) (other than any amount designated as a Cure Amount), which proceeds have been contributed as common equity to the capital of the Borrower and (ii)

the Qualified Equity Interests of the Borrower (or Equity Interests of any Parent Entity) (other than any amount designated as a Cure Amount) issued upon conversion of Indebtedness (other than Subordinated Debt) or Disqualified Equity Interests of the Borrower or any Restricted Subsidiary of the Borrower owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party not previously applied for a purpose (including a Cure Amount) other than use in the Cumulative Credit, plus

(b) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments made pursuant to Section 7.4(k), provided that in no case shall such amount exceed the amount of such Investment made using the Cumulative Credit pursuant to Section 7.4(k), minus

(c) any amount of the Cumulative Credit used to make Investments pursuant to Section 7.4(k) after the Closing Date and prior to such time, minus

(d) any amount of the Cumulative Credit used to make payments or distributions in respect of Subordinated Debt pursuant to Section 7.12(c) after the Closing Date and prior to such time.

“Cure Amount” has the meaning assigned to such term in Section 8.4.

“Cure Right” has the meaning assigned to such term in Section 8.4.

“Daily Simple SOFR” means, for any day, a rate per annum equal to the greater of (a) the sum of (i) SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion plus (ii) the Daily Simple SOFR Adjustment, and (b) the Floor.

“Daily Simple SOFR Adjustment” means 0.10000%.

“Daily SOFR Rate” means, for any day, a rate per annum equal to Term SOFR in effect on such day for a one (1) month Interest Period (subject to the Floor referred to in the definition of “Term SOFR”).

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” means (a) when used with respect to the outstanding principal balance of any Loan, the sum of (i) the rate of interest otherwise applicable thereto plus (ii) 2.00% per annum, and (b) when used with respect to any interest, fee or other amount payable under the Loan Documents which shall not have been paid when due, the sum of (i) the Alternate Base Rate plus (ii) the Applicable Margin applicable to ABR Revolving Borrowings plus (iii) 2.00% per annum.

“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) refuses or has failed to (i) fund all or any portion of its Loans, which failure or refusal is not cured within one (1) Business Day after such refusal or failure unless such Lender notifies the Administrative Agent and the Borrower in writing that such refusal or failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay to the Administrative Agent, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent or the Borrower, or (d) has, or has a direct or indirect holding company that has, (i) has admitted in writing that it is insolvent, (ii) become the subject of a proceeding under any Debtor Relief Law, (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iv) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect holding company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to the Borrower, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” means the Fair Market Value of the non-cash consideration received by the applicable Restricted Subsidiary in connection with an asset sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate, setting forth the basis of such valuation, executed by a Responsible Officer, minus the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of, or collection on, such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any Parent Entity (in each case other than Disqualified Equity Interests) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower or the Parent Entity thereof, as the case may be, on the issuance date thereof.

“Disposed EBITDA” means, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the historical Consolidated EBITDA of such Sold Entity or Business or such Converted Unrestricted Subsidiary for such period as certified by a Financial Officer of the Borrower, which historical Consolidated EBITDA shall be calculated in a manner consistent with the definition of Consolidated EBITDA herein and to be based on financial statements for such Sold Entity or Business prepared in accordance with GAAP (subject to the absence of footnote disclosures and year-end audit adjustments with respect to financial statements that are not annual audited financial statements), provided that when such Disposed EBITDA is excluded from Consolidated EBITDA it shall be on a Pro Forma Basis).

“Disposition” means, with respect to any Person, the sale, transfer, license, lease or other disposition (including by way of Division, Sale and Leaseback or any sale or issuance of Equity Interests of any Restricted Subsidiary by way of a merger or otherwise) by such Person to any other Person, with or without recourse, of (a) any notes or accounts receivable or any rights and claims associated therewith, (b) any Equity Interests of any Restricted Subsidiary (other than directors’ qualifying shares), or (c) any other assets, provided, however, that none of the following shall constitute a Disposition: (i) any sale, transfer, license, lease or other disposition of property or assets or issuance of securities by (A) a Loan Party to another Loan Party, (B) a Non-Loan Party Subsidiary to another Non-Loan Party Subsidiary or (C) a Restricted Subsidiary to the Borrower, (ii) the collection of accounts receivable in the ordinary course of business, the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable and sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof, (iii) sales of inventory in the ordinary course of business, (iv) dispositions of worn out, damaged, uneconomical, surplus or obsolete equipment, equipment that is no longer useful in the business of the Borrower or its Subsidiaries or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or any disposition of immaterial assets, or goods (or other assets) in the ordinary course of business, (v) licenses, crosslicensing or sublicenses of any Intellectual Property in the ordinary course of business or other general intangibles in the ordinary course of business, (vi) any disposition of cash, Cash Equivalents or Investment Grade Securities, (vii) dispositions or transfers to a Subsidiary in connection with Transfer Pricing Arrangements, (viii) the incurrence of Permitted Liens or the making of any

Investment that is permitted to be made, and is made, pursuant to Section 7.4, (ix) any sale or disposition of assets (whether tangible or intangible) or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than the greater of (a) $5,000,000 and (b) 5% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a Pro Forma Basis) at the time of such disposition, (x) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business, (xi) any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary; (xii) foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith); (xiii) [reserved]; (xiv) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Leasebacks and asset securitizations permitted by this Credit Agreement, (xv) (a) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (b) the termination or collapse of cost sharing agreements with the Borrower or any Subsidiary and the settlement of any crossing payments in connection therewith, or (c) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower (or any direct or indirect parent company of the Borrower) or any Subsidiary or any of their successors or assigns; (xvi) sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements, (xvii) the lapse or abandonment of Intellectual Property rights in the ordinary course of business, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole, (xviii) dispositions of property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 365 days thereof or (b) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 365 days thereof), (xix) leases, assignments, subleases, licenses, or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, (xx) dispositions of non-core assets acquired in connection with any Permitted Acquisition or Investment permitted hereunder and (xxi) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Borrower and its Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower. Each of the terms “Dispose” and “Disposed” when used as a verb shall have an analogous meaning.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change in control, asset sale, condemnation or similar event, so long as any rights of the holders thereof upon the occurrence of a change in control, asset sale, condemnation or similar event shall be subject to the prior occurrence of the Termination Date), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d)

is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time such Equity Interests are issued; provided that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.

“Disqualified Institution” means any financial institution or other Person that (i) has been specified by the Borrower to the Administrative Agent in writing on or prior to the Closing Date, (ii) is a competitor of the Borrower, Informa PLC or any of the Borrower’s or Informa PLC’s Subsidiaries specified by the Borrower to the Administrative Agent in writing on or prior to the Closing Date (which list of competitors may be supplemented by the Borrower after the Closing Date by means of a written notice to the Administrative Agent but which supplementation shall not become effective until the next Business Day after the date such supplementation is provided), and (iii) in the case of each of clauses (i) and (ii) of this definition, any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds or commercial banks or similar financial institutions that are Affiliates of the persons referenced in clause (ii) of this definition above) that are either (a) in respect of competitors only, identified in writing by Borrower to the Administrative Agent from time to time (but which supplementation shall not become effective until the next Business Day after the date such supplementation is provided) or (b) readily identifiable solely on the basis of such Affiliate’s name; provided that, for the avoidance of doubt, any such additional supplementation referred to in clause (ii) or (iii) of this definition shall not apply retroactively to any prior assignment to or by any Lender permitted hereunder at the time of such assignment; provided, further, that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time. The Lenders may disclose, on a confidential basis, the Disqualified Institutions posted on the Platform to potential lenders in connection with a bona fide potential assignment of loans and/or commitments.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons, whether pursuant to a “plan of division” or similar arrangement pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under the laws of any other applicable jurisdiction and pursuant to which the Dividing Person may or may not survive.

“Dollars” or “$” refers to the lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States, or any state, commonwealth or other political subdivision thereof (including, for the avoidance of doubt, the District of Columbia).

“Earn-Out Obligations” means, with respect to any Person, obligations of such Person that are recognized under GAAP as a liability of such Person, payable in cash or which may be payable in cash at the seller’s or obligee’s option arising from the acquisition of a business or a line of business (whether pursuant to an acquisition of Equity Interests or assets, the consummation of a merger or consolidation or otherwise) and payable to the seller or sellers thereof.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, written demands, demand letters, written claims, liens, notices of liability, non-compliance or violation, investigations, proceedings, settlements, consent decrees, consent orders, consent agreements and all costs and liabilities relating to or arising from or under any Environmental Law, including (a) any and all claims by Governmental Authorities for enforcement, investigation, corrective action, cleanup, removal, response, remedial or other actions, cost recovery, damages, natural resource damages or penalties pursuant to or arising under any Environmental Law, (b) any and all claims by any one or more Persons seeking damages, contribution, restitution, indemnification, cost recovery, compensation or injunctive relief directly or indirectly resulting from, based upon or arising under Environmental Law, pertaining to Hazardous Materials or an alleged injury or threat of injury to human health, safety, natural resources, or the indoor or outdoor environment, and (c) all liabilities contingent or otherwise, expenses, obligations, losses, damages, fines and penalties arising under any Environmental Law.

“Environmental Law” means, collectively and individually any and all federal, state, local, or foreign statute, rule, regulation, code, guidance, ordinance, order, judgment, directive, decree, injunction or common law as now or previously in effect and regulating, relating to or imposing liability or standards of conduct concerning: the environment; protection of the environment and natural resources; air emissions; water discharges; noise emissions; the Release, threatened Release or discharge into the environment and physical hazards of any Hazardous Material; the generation, handling, management, treatment, storage, transport or disposal of any Hazardous Material or otherwise concerning pollution or the protection of the outdoor or indoor environment, preservation or restoration of natural resources, employee or human health or safety, and potential or actual exposure to or injury from Hazardous Materials.

“Environmental Liability” means, in respect of any Person, any statutory, common law or equitable liability, contingent or otherwise of such Person directly or indirectly resulting from, arising out of or based upon (a) the violation of any Environmental Law or Environmental Permit, or (b) an Environmental Claim.

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means, with respect to any Person, (a) shares of capital stock of (or other ownership or profit interests in) such Person, (b) warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, (c) securities (other than Indebtedness) convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (d) all other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, is treated as a single employer under subsection (b), (c), (m) or (o) of Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period referred to in Section 4043 of ERISA is waived); (b) the existence with respect to any Pension Plan of a non-exempt “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975(c)(1) of the Code; (c) any failure of any Pension Plan to satisfy the “minimum funding standard” applicable to such Pension Plan under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, the failure to make by its due date a required installment under Section 430(j)(3) of the Code with respect to any Pension Plan or the failure of any Loan Party or ERISA Affiliate to make any required contribution to any Multiemployer Plan; (e) a determination that any Pension Plan is, or is expected to be, in “at-risk” status as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan including the imposition of any Lien in favor of the PBGC or any Pension Plan(other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); (g) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or Section 4041A or ERISA, the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a Pension Plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan under

Section 4042 of ERISA or the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA or the termination of, or the appointment of a trustee to administrator, any Pension Plan; (h) any limitations under Section 436 of the Code become applicable; (i) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; (j) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (k) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA; or (l) the imposition on any Loan Party or any ERISA Affiliate of any tax under Chapter 43 of Subtitle D of the Code, or the assessment of a civil penalty on any Loan Party or any ERISA Affiliate under Section 502(c) of ERISA.

“Erroneous Payment” has the meaning assigned to such term in Section 9.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 9.12(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 9.12(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 9.12(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 9.12(e).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Excluded Subsidiary” means (a) any Subsidiary that is not a Wholly-Owned Domestic Subsidiary of the Borrower or another Loan Party, (b) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation (to the extent such contractual obligation is existing (i) on the Closing Date or (ii) at the time of acquisition of such Subsidiary so long as the prohibition or restriction in such contract is not entered into in contemplation thereof) from providing a Guarantee of the Obligations or which would require governmental (including regulatory or any other Governmental Authority’s) consent, approval, license or authorization (including under any financial assistance, corporate benefit, thin capitalization, capital maintenance, liquidity maintenance or similar legal principles) to provide such a Guarantee unless such consent, approval, license or authorization has been received, (c) any Foreign Subsidiary, (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any Foreign Subsidiary Holdco, (f) any Captive Insurance Subsidiary or not-for-profit subsidiary, (g) any Subsidiary that is a Securities Corp., (h) any Immaterial Subsidiary, (i) any Subsidiary for which the provision of a guaranty would result in adverse tax consequences as reasonably determined by the Borrower, (j) any Subsidiary that is a broker dealer subsidiary, (k) any Unrestricted Subsidiary, and (l) any other Subsidiary with respect to which (i) the Borrower and the Administrative Agent reasonably determine in writing the cost or other consequences of providing such a Guarantee shall be excessive in view of the benefits of such Guarantee to be afforded to the Lenders therefrom, or (ii) the Borrower and the Administrative Agent mutually agree shall not be required to provide any such Guarantee. Notwithstanding the foregoing, in the event that an Excluded Subsidiary guarantees, grants a lien on its assets to secure, or has greater than 65% of its voting Equity Interests pledged to secure, other Material Indebtedness of the Loan Parties, such Excluded Subsidiary shall cease to be an Excluded Subsidiary and shall be required to guarantee the Obligations and become a Loan Party hereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.7(b)) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 3.6, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.6(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Revolving Class” has the meaning assigned to such term in Section 2.12(b).

“Existing Revolving Commitment” has the meaning assigned to such term in Section 2.12(b).

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.12(b).

“Existing Term Loan Class” has the meaning assigned to such term in Section 2.12(a).

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.12(b).

“Extended Revolving Credit Maturity Date” has the meaning assigned to such term in Section 2.12(b).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.12(b).

“Extended Term Loans” has the meaning assigned to such term in Section 2.12(a).

“Extended Term Loan Commitments” has the meaning assigned to such term in Section 2.12(a).

“Extending Lender” has the meaning assigned to such term in Section 2.12(c).

“Extension Amendment” has the meaning assigned to such term in Section 2.12(d).

“Extension Date” has the meaning assigned to such term in Section 2.12(e).

“Extension Election” has the meaning assigned to such term in Section 2.12(c).

“Extension Request” has the meaning assigned to such term in Section 2.12(b).

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Financial Covenants” means the covenants set forth in Section 7.9(a) and (b).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, treasurer or comptroller of such Person (or such other financial officer as is reasonably acceptable to the Administrative Agent).

“Fiscal Year” means the four fiscal quarter period of the Borrower ending on December 31 of each calendar year.

“Floor” means 0.00% per annum.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Plan” means any employee pension benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States, or (b) mandated by a government other than the United States for employees of any Loan Party or Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are Controlled Foreign Corporations.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Swingline Exposure other than such Defaulting Lender’s Swingline Exposure that has been reallocated to other Lenders.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funding Fee” means the funding fee payable by the Borrower to the Administrative Agent in an amount equal to 0.75% of the aggregate principal amount of the Revolving Commitments on the Closing Date, which shall be due and payable on the Closing Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply International Financial Reporting

Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Credit Agreement); provided any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Credit Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.

“Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any department, commission, board, bureau, agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Granting Lender” has the meaning assigned to such term in Section 10.4(g).

“Guarantee Requirement” means, at any time, the requirement that the Administrative Agent shall have received the Guaranty required to be delivered on the Closing Date, or, following the Closing Date, pursuant to Section 6.12, subject, in each case, to the limitations and exceptions of this Credit Agreement, the Subsidiary Joinder Agreement duly executed by each Loan Party that is a party thereto.

“Guarantees” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Credit Agreement (other than such obligations with respect to Indebtedness). The term “Guaranteed” has a meaning analogous thereto. The amount of any Guarantee at any time shall be deemed to be an amount equal to the lesser at such time of (i) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if not stated or determinable, the maximum reasonably anticipated amount of the obligations in respect of which such Guarantee is made as determined by such Person in good faith) and (ii) the maximum amount for which the guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means each Person that is a party to the Guaranty.

“Guaranty” means the Guaranty, dated as of the Closing Date, among the Guarantors and the Administrative Agent.

“Hazardous Materials” means all substances, wastes, chemicals, pollutants, or other contaminants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, mold, infectious, pharmaceutical or medical wastes and all other substances of any nature that are now or hereafter regulated under any Environmental Law or are now or hereafter defined, listed, classified, considered or described as hazardous, dangerous or toxic by any Governmental Authority or under any Environmental Law.

“Holdings” means TechTarget, Inc. (to be renamed TechTarget Holdings Inc.).

“IFRS” shall have the meaning given to such term in the definition of GAAP.

“Immaterial Subsidiary” means, at any time, any Restricted Subsidiary of a Borrower that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” on the date on which financial statements for such quarter are delivered pursuant to this Credit Agreement (and not subsequently designated by the Borrower as no longer an “Immaterial Subsidiary”) that, together with its respective Subsidiaries, (a) generates less than 5.0% of EBITDA of the Borrower and its Restricted Subsidiaries on a Pro Forma Basis for the most recent Measurement Period, or (b) has total assets (including capital stock in other Subsidiaries and excluding investments that are eliminated in consolidation) of less than 5.0% of consolidated total assets of the Borrower and its Restricted Subsidiaries as reflected in the Financial Statements most recently delivered on or prior to such date; provided, that the aggregate EBITDA of all Immaterial Subsidiaries, together with its respective Subsidiaries, shall not exceed 10.0% of EBITDA of the Borrower and its Restricted Subsidiaries at any time, measured as aforesaid, and the aggregate assets owned by all Immaterial Subsidiaries, together with its respective Subsidiaries, shall not exceed 10.0% of consolidated total assets of the Borrower and its Restricted Subsidiaries at any time, measured as aforesaid.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, among the Borrower, the Administrative Agent and each Incremental Term Loan Lender and/or existing or additional Revolving Lender party thereto.

“Incremental Commitments” has the meaning assigned to such term in Section 2.11(a).

“Incremental Delayed Draw Term Loan Commitments” has the meaning assigned to such term in Section 2.11(a).

“Incremental Delayed Draw Term Loans” has the meaning assigned to such term in Section 2.11(a).

“Incremental Effective Date” has the meaning assigned to such term in Section 2.11(d).

“Incremental Equivalent Debt” means Indebtedness consisting of the issuance of senior secured notes, loans or other Indebtedness (whether secured or unsecured and in each case in respect of the issuance of notes, whether issued in a public offering, Rule 144A or other private placement or purchase or otherwise) or any bridge financing in lieu of the foregoing, in each case, the terms and conditions of such Indebtedness will be as determined by the Borrower and the providers of such Indebtedness subject to Section 2.11(h).

“Incremental Facility” has the meaning assigned to such term in Section 2.11(a).

“Incremental Revolving Commitment” has the meaning assigned to such term in Section 2.11(a).

“Incremental Revolving Lender” has the meaning assigned to such term in Section 2.11(d).

“Incremental Revolving Loans” has the meaning assigned to such term in Section 2.11(d).

“Incremental Term Loan Commitment” has the meaning assigned to such term in Section 2.11(a).

“Incremental Term Loan Lender” has the meaning assigned to such term in Section 2.11(e).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.11(a).

“Incremental Term Facility” means a term loan credit facility evidenced by Incremental Term Loan Commitments, if any.

“Incremental Term Loan Maturity Date” means the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement, provided that if such date is not a Business Day, the Incremental Term Loan Maturity Date shall be the Business Day immediately preceding such day.

“Indebtedness” of any Person means, without duplication:

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, loan agreements, debentures, notes or similar instruments, including seller paper (but excluding obligations of the Borrower or any of its Restricted Subsidiaries in respect of any overdraft and related liabilities arising from treasury, depository, credit card, purchasing card and cash management services or any automated clearing house transfers of funds and other obligations in respect of netting services, overdraft protection, cash pooling, employee credit cards and similar arrangements, in each case, in connection with deposit accounts in the ordinary course of business);

(c) the maximum amount (after giving effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds, and similar instruments issued or created by or for the account of such Person;

(d) the Swap Termination Value of each Swap Agreement (to the extent reflecting an amount owed by such Person or an amount that would be owing were such Swap Agreement terminated);

(e) the Attributable Indebtedness of such Person in respect of Capitalized Lease Obligations, Synthetic Debt and Synthetic Lease Obligations of such Person (regardless of whether accounted for as indebtedness under GAAP); provided, however, that no obligations in respect of any operating lease shall be treated as “Indebtedness” for any purposes under this Credit Agreement solely as a result of its required treatment as Indebtedness under GAAP;

(f) all obligations of such Person to pay the deferred purchase price of property or services, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto other than (i) trade accounts payable and accrued liabilities incurred in the ordinary course of business and (ii) any purchase price adjustments, earn-out obligations or similar obligations;

(g) indebtedness (excluding prepaid interest thereon) secured by a Lien (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by a Lien) on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h) all Earn-Out Obligations of such Person to the extent then due and payable and reflected on the balance sheet of such Person under GAAP;

(i) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Equity Interest of such Person or (if such Person is a Subsidiary of the Borrower other than a Loan Party) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Equity Interest, or if less (or if such Equity Interest has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the Fair Market Value of such Equity Interest);

(j) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted (e.g., take or pay obligations) or similar obligations and, without duplication, all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; and

(k) all Guarantees by such Person of any of the foregoing.

The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, company, or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. The amount of Indebtedness of any Person for purposes of clause (g) shall be deemed to be equal to the greater of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Informa” means Informa PLC.

“Informa Acquisition” means the Acquisition by Informa and its Affiliates of at least 57% (subject to agreed-upon adjustments including, but not limited to, for option exercise and tax withholding) of the outstanding Equity Interests of Toro CombineCo, Inc. (to be renamed TechTarget, Inc.) pursuant to the Informa Acquisition Agreement.

“Informa Acquisition Agreement” means that certain Agreement and Plan of Merger, dated January 10, 2024, by and among TechTarget, Inc. (to be renamed TechTarget Holdings Inc.), Toro CombineCo, Inc. (to be renamed TechTarget, Inc.), Toro Acquisition Sub, LLC, Informa PLC, Informa US Holdings Limited and Informa Intrepid Holdings Inc.

“Informa Group Holdings Limited” means Informa Group Holdings Limited, a private limited company organized in the United Kingdom.

“Information” has the meaning assigned to such term in Section 10.14(a).

“Initial Revolving Commitments” has the meaning assigned to such term in the definition of Revolving Commitments.

“Intellectual Property” means, collectively, with respect to a Person, all of such Person’s rights, priorities and privileges relating to all intellectual and similar property of every kind and nature arising under United States, now existing or hereafter adopted or acquired, including, without limitation inventions, designs, patents, copyrights, trademarks, licenses, domain names, trade secrets, confidential or proprietary technical and business information, know how, show how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December of each year and the Maturity Date of the Credit Facility under which such ABR Loan was made, (b) with respect to any SOFR Loan, the last day of the Interest Period therefor and, in the case of any Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at a three (3) month interval after the first day of such Interest Period, and the Maturity Date of the Credit Facility under which such SOFR Loan was made and (c) with respect to any Swingline Loan, the last Business Day of each calendar month and the earlier of the maturity date selected therefor pursuant to Section 2.3(b)(iii) and the Maturity Date.

“Interest Period” means, with respect to any applicable Loan or Borrowing, the period commencing on the date of such Loan or Borrowing, or the date on which the Interest Period referred to in the foregoing clause (a) ends, as the case may be, and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability thereof), as specified in the applicable Committed Loan Notice; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date and (iv) no tenor that has been removed from this definition pursuant to Section 3.8(d) shall be available for specification in such Committed Loan Notice. For purposes hereof, the date of a Loan or Borrowing initially shall be the date on which such Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Loan or Borrowing. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” means, as to any Person, (a) any Acquisition by such Person, (b) any direct or indirect acquisition or investment by such Person in another Person, whether by means of the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including any partnership or joint venture interest), or (c) any direct or indirect loan, advance (other than to customers, dealers, licensees, franchisees, suppliers, distributors, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, Guarantee with respect to any Indebtedness or other obligation of, such other Person. For purposes of covenant compliance, the amount of any Investment on any date of determination shall be, in the case of any Investment in the form of (i) a loan or an advance, the principal amount thereof outstanding on such date, (ii) a Guarantee, the amount of such Guarantee as determined in accordance with the last sentence of the definition of such term, (iii) a transfer of Equity Interests or other property by the investor to the investee, including any such transfer in the form of a capital contribution, or the issuance of Equity Interests to such investor, the Fair Market Value of such Equity Interests or other property as of the time of the transfer or issuance, without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment and (iv) any Investment (other than any Investment referred to in clauses (i), (ii) or (iii) above) in the form of an Acquisition or a purchase or other acquisition for value of any evidences of Indebtedness or other securities of any other Person, the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or, in the case of short-term obligations, P-3) (or the equivalent) by Moody’s and BBB- (or, in the case of short-term obligations, A-3) (or the equivalent) by S&P, or any equivalent rating by any other rating agency recognized internationally or in the United States of America.

“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the United States of America government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.

“IRS” means the United States Internal Revenue Service.

“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time of issuance).

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest Maturity Date of any Incremental Term Loan, in each case as extended in accordance with this Credit Agreement or pursuant to any other Loan Document from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lenders” means Informa Group Holdings Limited, any financial institution party hereto and any other financial institution that has become a party hereto pursuant to an Assignment and Assumption, Extension Amendment, Specified Refinancing Amendment or Incremental Assumption Agreement. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender but does not include the Administrative Agent in its capacity as the Administrative Agent.

“Letter of Credit” means any standby letter of credit providing for the payment of cash upon the honoring of a presentation thereunder.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Transaction” means any Acquisition (including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Equity Interests or otherwise), Investment, Disposition, incurrence, prepayment, repayment or redemption of Indebtedness, Disqualified Equity Interest or Preferred Stock or designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Revolving Loan or a Swingline Loan, or any Incremental Term Loan, Extended Term Loan, Specified Refinancing Term Loan, Incremental Revolving Loan, Extended Revolving Loan, Specified Refinancing Revolving Loan, as the context shall require; collectively, the “Loans”.

“Loan Document Obligations” means the due and punctual payment and performance of all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party under or pursuant to each of the Loan Documents or otherwise with respect to any Loan and all reasonable and documented out-of-pocket costs and expenses incurred in connection with enforcement and collection of the foregoing, including the reasonable and documented out-of-pocket fees, charges and disbursements of one counsel (and if reasonably necessary, one local counsel in each relevant material jurisdiction (which may include a single special counsel acting in multiple jurisdictions)), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, expenses and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, expenses and fees are allowed claims in such proceeding.

“Loan Documents” means, collectively, this Credit Agreement, the Notes, the Guaranty, each Incremental Assumption Agreement and each other document entered into in connection herewith.

“Loan Parties” means, collectively, (a) the Borrower, (b) the Guarantors and (c) any Person that becomes a Loan Party hereunder pursuant to the terms of Section 6.12.

“Margin Determination Date” has the meaning assigned to such term in the definition of Applicable Margin.

“Margin Stock” has the meaning assigned to such term in Regulation U of the Federal Reserve Board.

“Master Agreement” has the meaning assigned to such term in the definition of “Swap Agreement.”

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property, operations or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the validity or enforceability of this Credit Agreement or any and all other Loan Documents or the rights or remedies of (taken as a whole) available to the Administrative Agent or the Lenders under any of the Loan Documents or (c) the ability of the Loan Parties, taken as a whole, to perform their payment obligations under any Loan Document is affected in a manner that is material and adverse to the Lenders.

“Material Indebtedness” means Indebtedness (other than the Obligations) in excess of the greater of (x) $20,000,000 and (y) 20.0% of Consolidated EBITDA for the Measurement Period (calculated on a Pro Forma Basis) most recently ended on or prior to such date of determination (measured as of such date).

“Maturity Date” means (a) with respect to the Revolving Facility, December 2, 2029, provided, that, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately preceding such day, (b) with respect to any Incremental Term Loan, the applicable Incremental Term Loan Maturity Date, and (c) any Extended Revolving Credit Maturity Date or the maturity date of an Extended Term Loan, as applicable.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which Financial Statements of the Borrower have been (or have been required to be) delivered hereunder. A Measurement Period may be designated by reference to the last day thereof (e.g., the December 31, 2024 Measurement Period refers to the period of four consecutive fiscal quarters of the Borrower ended December 31, 2024 and a Measurement Period shall be deemed to end on the last day thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Amount” means the total amount, as of any date of determination, of (a) unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries plus (b) the amount of any Parent Loan Balances, up to the greater of (i) $75,000,000 and (ii) 50.0% of Consolidated EBITDA for the Measurement Period most recently ended on or prior to such date of determination.

“New Subsidiary Notification Date” has the meaning assigned to such term in Section 6.12(a).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Debt Cap” means an amount equal to (a) the greater of (x) $25,000,000 and (y) 25.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis).

“Non-Guarantor Investment Cap” means an amount equal to (a) the greater of (x) $25,000,000 and (y) 25.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis).

“Non-Loan Party Subsidiary” means any Subsidiary of the Borrower that is not a Loan Party.

“Notes” means, collectively, the Revolving Loan Notes and the Swingline Loan Notes.

“Obligations” means, collectively, (a) the Loan Document Obligations and (b) the Erroneous Payment Subrogation Rights.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Indebtedness” has the meaning set forth in Section 7.1(a)(iii).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.7(b)).

“Outstanding Amount” means with respect to any Loan on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date.

“Parent Entity” means any of Informa and any other Person that becomes a direct or indirect Subsidiary of Informa on or after the Closing Date and of which the Borrower is a direct or indirect Subsidiary that is designated by the Borrower as a “Parent Entity”.

“Parent Loan Balances” means any amounts due to the Borrower from any Parent Entity that is payable to the Borrower.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Participant Register” has the meaning assigned to such term in Section 10.4(d).

“Payment Recipient” has the meaning assigned to such term in Section 9.12(a).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisitions” means, collectively, each Acquisition which satisfies each of the following conditions, which in the case of a Limited Condition Transaction shall be subject to Section 1.11:

(a) at the time of and immediately before and after giving Pro Forma Effect thereto, no Event of Default shall have occurred and be continuing;

(b) such Acquisition shall be consensual, approved by the Board of Directors of the Borrower and, if applicable, has been approved by the Acquisition target’s Board of Directors (or comparable governing body);

(c) the Borrower or Restricted Subsidiary that is the acquiring entity shall be the surviving legal entity after completion of the Acquisition;

(d) such Acquisition and all transactions related thereto shall be consummated in accordance with material laws, ordinances, rules, regulations and requirements of all Governmental Authorities;

(e) all actions, if any, required to be taken with respect to such newly created or acquired Subsidiary (including each Subsidiary thereof) or assets in order to satisfy the requirements set forth in the definition of the term “Guarantee Requirement” to the extent applicable shall be taken (or arrangements for the taking of such actions shall have been made) within the time periods as set forth in Section 6.12; and

(f) to the extent required by the Guarantee Requirement, any newly created or acquired Subsidiary (other than an Excluded Subsidiary) shall become a Loan Party, in each case in accordance with Section 6.12.

(g) after giving Pro Forma Effect to such Acquisition and, if applicable, the making of a Credit Extension in connection with such Acquisition, the Borrower shall be in compliance with the Financial Covenants under Section 7.9 for the most recently ended Measurement Period for which financial statements were required to be delivered pursuant to Section 6.1(a) or 6.1(b), as applicable; and

(h) the Borrower shall have delivered to the Administrative Agent upon its reasonable request (i) a description of the proposed Acquisition, (ii) to the extent obtained and available, a quality of earnings report and (iii) to the extent prepared, financial statements for the Borrower including the Acquisition target on a Pro Forma Basis.

“Permitted Encumbrances” means:

(a) (i) Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of $5,000,000 in the aggregate shall only be permitted if set forth on Schedule 7.2 and (ii) Liens arising under this Credit Agreement or the other Loan Documents;

(b) Liens imposed by law for taxes, assessments or other governmental charges or levies that are (x) not yet due and payable, are overdue by no more than sixty (60) days, or (y) which are being Contested in Good Faith, or are not required to be paid pursuant to Section 6.4, or for property taxes on property of the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy, or claim is to such property;

(c) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Lien or are being Contested in Good Faith, provided that enforcement of such Liens is stayed pending such contest;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(e) deposits to secure the performance of bids, trade contracts (other than contracts for the payment of money), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, and other obligations of a like nature, in each case incurred in the ordinary course of business;

(f) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 8.1(k);

(g) easements, zoning restrictions, ground leases, survey exceptions, licenses, rights of way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation or interfere with the ordinary conduct of business of the Loan Parties and their Restricted Subsidiaries taken as a whole;

(h) any interest of title of a lessor under, and liens arising from UCC financing statements (or the equivalent filings, registrations, or agreements in foreign jurisdictions) relating to leases in compliance with this Credit Agreement;

(i) (i) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions (including Liens under cash management arrangements), (ii) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (iii) Liens attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iv) Liens in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law or otherwise in the ordinary course of business encumbering deposits and which are within the general parameters customary in the banking or finance industry;

(j) Liens imposed by the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods;

(k) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Restricted Subsidiaries taken as a whole;

(l) licenses, sublicenses, leases or subleases with respect to any assets (including intellectual property) granted to third Persons in the ordinary course of business, provided that the same do not in any material respect interfere with the business of the Loan Parties or their Restricted Subsidiaries taken as a whole;

(m) customary rights of set off, bankers’ liens, refunds or charge backs, under deposit agreements, the Uniform Commercial Code or common law, of banks or other financial institutions where any Loan Party or any of such Loan Party’s Restricted Subsidiaries maintains deposits (other than deposits intended as cash collateral for the Obligations) in the ordinary course of business;

(n) Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U of the Federal Reserve Board;

(o) Liens (i) on earnest money deposits made in cash by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted under this Credit Agreement (ii) on amounts deposited as “security deposits” (or their equivalent) in the ordinary course of business, and (iii) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(p) customary rights of first refusal, “tag-along” and “drag-along” rights, and put and call arrangements under joint venture agreements for joint ventures permitted hereunder;

(q) Liens in favor of customs and revenue authorities arising in the ordinary course of business as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens resulting from the filing of precautionary UCC-1 financing statements (or equivalent) with respect to operating leases;

(s) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(t) Liens incurred in the ordinary course of business in connection with the purchase, storage or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets and proceeds thereof;

(u) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v) Liens arising by operation of law in the ordinary course of business and not as a result of any default or omission by the Borrower or any of its Restricted Subsidiaries;

(w) Liens incurred in the ordinary course of business to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations (other than Liens imposed by ERISA);

(x) Deposits or other security provided in the ordinary course of business to secure liability to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(y) Liens in favor of the Borrower or any other Loan Party;

(z) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(aa) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(bb) (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures; and

(cc) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(dd) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law; and

(ee) Liens incurred to secure any Indebtedness permitted by Section 7.1(a)(xx).

“Permitted Holders”: (a) Informa; (b) its Affiliates; and (c) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clause (a) or (b) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Parent Entity held by such “group”), and any other Person that is a member of such “group”.

“Permitted Lien” means (i) any Permitted Encumbrance and (ii) Liens permitted by Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means DebtX, Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Preferred Stock” means, as applied to the Equity Interest of any corporation or company, Equity Interests of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Equity Interests of any other class of such corporation or company.

“Prime Rate” means the “Prime Rate” appearing in the “Money Rates” section of The Wall Street Journal or, in the event such Prime Rate is no longer published by The Wall Street Journal, another U.S. national publication reasonably selected by the Administrative Agent in consultation with the Borrower, changing when and as said prime rate changes.

“Pro Forma Basis” means, with respect to compliance with any test, financial ratio, or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA. Each of the terms “Pro Forma Compliance” and “Pro Forma Effect” shall have an analogous meaning.

“Pro Forma Entity” has the meaning assigned to such term in the definition of Acquired EBITDA.

“Protected Person” has the meaning assigned to such term in Section 10.3(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means, with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Recipient” means the Administrative Agent or any Lender, as applicable.

“Refinancing Indebtedness” has the meaning set forth in Section 7.1(a)(iii).

“Refunding Capital Stock” means the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Debt of the Borrower or any Restricted Subsidiary, or any Equity Interests of any Parent Entity of the Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle to the extent contributed to the Borrower (in each case, other than any Disqualified Equity Interests).

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Federal Reserve Board.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors, attorneys-in-fact and representatives, including accountants, auditors and legal counsel, of such Person and of such Person’s Affiliates.

“Release” means any actual or threatened releasing, spilling, leaking, pumping, pouring, leaching, seeping, emitting, migration, emptying, discharging, injecting, escaping, depositing, disposing, or dumping of Hazardous Materials into the indoor or outdoor environment, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property and any other conditions resulting in potential or actual human exposure to Hazardous Materials within a structure.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Removal Effective Date” has the meaning assigned to such term in Section 9.6(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans (other than Swingline Loans), a Committed Loan Notice and (b) with respect to a Swingline Loan, a Swingline Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” has the meaning assigned to such term in Section 9.6(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retired Capital Stock” has the meaning assigned to such term in the definition of Refunding Capital Stock.

“Revolving Borrowing” means a Borrowing consisting of Revolving Loans of the same Type made, converted or continued on the same date and, in the case of SOFR Loans, having the same Interest Period.

“Revolving Commitments” means, with respect to each Revolving Lender, the commitment hereunder of such Revolving Lender to make Revolving Loans and to acquire participations in Swingline Loans in an aggregate outstanding amount not exceeding the amount of such Revolving Lender’s Commitment as set forth on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Revolving Lender shall have assumed its Commitment in accordance with Section 10.4(b), as applicable, as such Commitment may be adjusted from time to time (including pursuant to Section 2.5 or Section 2.11) or pursuant to assignments by or to such Revolving Lender pursuant to Section 10.4. The initial aggregate amount of the Revolving Commitments on the Closing Date is $250,000,000 (the “Initial Revolving Commitments”), as such amount may be adjusted from time to time in accordance with the terms of this Credit Agreement.

“Revolving Commitment Percentage” shall mean at any time, for each Revolving Lender, the percentage obtained by dividing (i) such Revolving Lender’s Revolving Commitment at such time by (ii) the amount of the Total Revolving Commitment at such time; provided that at any time when the Total Revolving Commitment shall have been terminated, each Revolving Lender’s Revolving Commitment Percentage shall be the percentage obtained by dividing (a) such Revolving Lender’s Revolving Exposure at such time by (b) the Revolving Exposure of all Revolving Lenders at such time.

“Revolving Exposure” means, as to any Lender at any time, the sum of (a) the Outstanding Amount of its Revolving Loans, plus (b) its Swingline Exposure.

“Revolving Facility” means the credit facility established hereunder and evidenced by the Revolving Commitments.

“Revolving Lender” means a Lender having a Commitment or, if the Commitments have expired or terminated, having Revolving Exposure.

“Revolving Loan” means a loan referred to in Section 2.1(a) and made pursuant to Section 2.2 or as the context may require, (a) any Extended Revolving Loan, (b) any Specified Refinancing Revolving Loan, and (c) any Incremental Revolving Loan, in each case made pursuant to and in accordance with the terms and conditions of this Credit Agreement.

“Revolving Loan Extension Request” has the meaning assigned to such term in Section 2.12(b).

“Revolving Loan Note” means with respect to a Revolving Lender, a promissory note evidencing the Revolving Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit C-1.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.

“Sale and Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Sanctioned Country” means any country, territory or region which is itself the subject or target of any comprehensive Sanctions (including, as of the date of this Credit Agreement, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, and Crimea regions of Ukraine).

“Sanctioned Person” means (a) any Person or group listed in any Sanctions related list of designated Persons maintained by OFAC, including the List of Specially Designated Nationals and Blocked Persons, or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state or His Majesty’s Treasury of the United Kingdom, (b) any Person subject to any law that would prohibit all or substantially all financial or other transactions with that Person or would require that assets of that Person that come into the possession of a third-party be blocked (c) any legal entity organized or domiciled in a Sanctioned Country, (d) any agency, political subdivision or instrumentality of the government of a Sanctioned Country, (e) any natural person ordinarily resident in a Sanctioned Country, or (f) any Person 50% or more owned, directly or indirectly, individually or in the aggregate by any of the above.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Section 2.12 Additional Amendment” has the meaning assigned to such term in Section 2.12(d).

“Securities Corp.” means any Subsidiary that is a “Security Corporation” as defied in 830 Code of Mass. Regulations 63.38B.1.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Senior Notes” means those certain 0.125% Convertible Senior Notes issued by TechTarget, Inc. (to be renamed TechTarget Holdings Inc.) due December 15, 2025 and those certain 0.00% Convertible Senior Notes issued by TechTarget, Inc. (to be renamed TechTarget Holdings Inc.) due December 15, 2026.

“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for the Measurement Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 8.1(h) or (i) would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall have the meaning provided in the definition of Approved Line of Business.

“SOFR” means a rate equal to the secured overnight financing rate as published by the SOFR Administrator on the website of the SOFR Administrator, currently at http//www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time).

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.

“Sold Entity or Business” shall have the meaning provided in the definition of Consolidated EBITDA.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the present assets of such Person and its Restricted Subsidiaries, taken as a whole, is not less than the sum of the debt (including contingent liabilities) of such Person and its Restricted Subsidiaries, taken as a whole, (b) the present fair salable value of the assets of such Person and its Restricted Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Restricted Subsidiaries, taken as a whole, on their debts as they become absolute and matured, (c) the capital of such Person and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Restricted Subsidiaries, taken as a whole, contemplated as of such date and (d) such Person and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business; provided that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Refinancing Amendment” means an amendment to this Credit Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Specified Refinancing Lender and (d) each Lender that agrees to provide any portion of Specified Refinancing Term Loans, Specified Refinancing Revolving Commitments or Specified Refinancing Revolving Loans incurred pursuant thereto, in accordance with Section 2.13 (each a “Specified Refinancing Lender”).

“Specified Refinancing Revolving Commitments” means one or more Classes of Revolving Commitments hereunder that result from a Specified Refinancing Amendment.

“Specified Refinancing Lender” has the meaning assigned to such term in the definition of Specified Refinancing Amendment.

“Specified Refinancing Revolving Loans” means one or more Classes of Revolving Loans that result from a Specified Refinancing Amendment.

“Specified Refinancing Series” means all Specified Refinancing Term Loans or Specified Refinancing Term Loan Commitments that are established pursuant to the same Specified Refinancing Amendment (or any subsequent Specified Refinancing Amendment to the extent such Specified Refinancing Amendment expressly provides that the Specified Refinancing Term Loans or Specified Refinancing Term Loan Commitments provided for therein are intended to be a part of any previously established Specified Refinancing Series) and that provide for the same effective yield and amortization schedule.

“Specified Refinancing Term Loan Commitments” means one or more term loan commitments hereunder that fund Specified Refinancing Term Loans of the applicable Specified Refinancing Series hereunder pursuant to a Specified Refinancing Amendment.

“Specified Refinancing Term Loans” means one or more Classes of Term Loans that result from a Specified Refinancing Amendment.

“Specified Transaction” means any (a) Permitted Acquisition, (b) Investment, (c) Disposition, (d) incurrence or repayment of Indebtedness, (e) Subsidiary designation, (f) Incremental Term Loan, (g) Incremental Revolving Commitment, or (h) other event or action that in each case that, by the terms of this Credit Agreement, requires a test to be calculated on a “Pro Forma Basis”, be given in “Pro Forma Compliance” with, or after giving “Pro Forma Effect.”

“Spot Rate” for any currency shall mean the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if it does not have as of the date of determination a spot buying rate for any such currency.

“SPV” has the meaning assigned to such term in Section 10.4(g).

“Subordinated Debt” means any Indebtedness incurred by the Borrower that is subordinated to the Indebtedness owing by the Borrower to the Lenders with subordination terms reasonably acceptable to the Administrative Agent.

“Subordinated Debt Documents” means any agreement, indenture or instrument pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordinated Debt Payments” has the meaning assigned to such term in Section 7.12.

“subsidiary” means, with respect to any Person (“Topco”), as of any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Topco in Topco’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power is or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by Topco or one or more subsidiaries of Topco.

“Subsidiary” means any direct or indirect subsidiary of the Borrower or a Restricted Subsidiary, as the context may require.

“Subsidiary Joinder Agreement” means a Subsidiary Joinder Agreement, substantially in the form of Exhibit F, pursuant to which a Subsidiary (other than an Excluded Subsidiary) becomes a party to each applicable Loan Document.

“Successor Borrower” has the meaning assigned to such term in Section 7.3(a)(ii).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement, confirmation or other agreement (any such agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Agreement Obligations” means all obligations of the Loan Parties and their Restricted Subsidiaries under each Swap Agreement to which any Loan Party or its Restricted Subsidiary is a party.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, with respect to any Revolving Lender at any time, its Applicable Percentage of the Outstanding Amount of the Swingline Loans.

“Swingline Lender” means Informa Group Holdings Limited in its capacity as lender of Swingline Loans.

“Swingline Loan” means a loan referred to and made pursuant to Section 2.3.

“Swingline Loan Note” means with respect to the Swingline Lender, a promissory note evidencing the Swingline Loans of such Lender payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns).

“Swingline Loan Notice” means a notice of a Swingline Borrowing pursuant to Section 2.3(b).

“Swingline Sublimit” means $0. The Swingline Sublimit is a sublimit of the Commitments.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP (to the extent available).

“Synthetic Lease Obligation” means the monetary obligation of a Person at any time of determination under (i) a so called synthetic, off balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property, in each case, creating obligations that do not appear on the balance sheet of such Person but which could be characterized as the indebtedness of such Person (without regard to accounting treatment) (other than operating leases arising as a result of Sale and Leaseback transactions).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges in the nature of a tax imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Extension Request” has the meaning assigned to such term in Section 2.11(a)

“Term Loans” means any Incremental Term Loans, Incremental Delayed Draw Term Loans, Specified Refinancing Term Loans and any Extended Term Loans, collectively.

“Term SOFR” means a rate per annum equal to the greater of (a) the sum of (i) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Term SOFR Determination Day”) that is two (2) Government Securities Business Days prior to the first day of such Interest Period; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Government Securities Business Day is not more than three (3) Government Securities Business Days prior to such Term SOFR Determination Day, plus (ii) the Term SOFR Adjustment and (b) the Floor.

“Term SOFR Adjustment” means 0.10% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR published by the Term SOFR Administrator and displayed on CME’s Market Data Platform (or other commercially available source providing such quotations as may be selected by the Administrative Agent from time to time).

“Termination Date” means the date upon which all Commitments have terminated and the Loans, together with all interest and fees related thereto and other Loan Document Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable), have been indefeasibly paid in full in cash.

“Total Credit Exposure” means, at any date, the sum, without duplication, of (i) the Total Revolving Commitment at such date (or, if the Total Revolving Commitment shall have terminated on such date, the aggregate Revolving Exposure of all Lenders at such date), (ii) the Total Term Loan Commitment at such date and (iii) without duplication of clause (ii), the aggregate outstanding principal amount of all Term Loans at such date.

“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of (i) the Incremental Term Loan Commitments, if applicable, of all the Lenders, (ii) the Incremental Delayed Draw Term Loan Commitments, if applicable, of all the Lenders, (iii) the Specified Refinancing Term Loan Commitments and (iv) the Extended Term Loan Commitments, if applicable, of all the Lenders.

“Total Revolving Outstandings” means at any time, the aggregate Outstanding Amount of all Revolving Loans and Swingline Loans at such time.

“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any Restricted Subsidiary in connection with the Transactions, this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means (a) the redemption or exchange of Senior Notes after the Closing Date, (b) the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (c) the borrowing of the Loan to pay the redemption price of the Senior Notes, (d), the use of the proceeds of the Loans, (e) the satisfaction of the Guarantee Requirement, (f) the payment of Transaction Expenses and (g) shortly after the closing hereunder, the closing of the Informa Acquisition. Notwithstanding anything to the contrary herein, the Transactions are permitted hereunder.

“Transfer Pricing Arrangements” means any commercial arrangements or transactions in connection with purchases of goods or services in the ordinary course of business between the Loan Parties and their Restricted Subsidiaries and certain Affiliates of the Loan Parties where, in the reasonable, good faith determination of the Borrower, the fees, payments or other consideration thereunder is established in accordance with the requirements of Section 482 of the Code and the accompanying regulations under Treasury Regulation §1.482.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (i) Term SOFR or (ii) the Alternate Base Rate.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 7.14 subsequent to the Closing Date. As of the Closing Date, there are no Unrestricted Subsidiaries.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.6(g)(ii)(B)(3).

“Voting Equity Interests” means, with respect to any Person, shares of such Person’s Equity Interests having the right to vote for the election of the members of the Board of Directors or other managing person of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means a liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Classification of Loans and Borrowings. For purposes of this Credit Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings may also be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Any terms used in this Credit Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. Where reference is made to “the Borrower and the Restricted Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries. All references to “knowledge” of any Loan Party shall mean the actual knowledge of a Responsible Officer of such Loan Party.

Section 1.4 Accounting Terms; GAAP.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then, with the written consent of the Administrative Agent, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Credit Agreement with respect to any period during which any Specified Transaction occurs, Consolidated EBITDA, Consolidated Interest Coverage Ratio, Consolidated Senior Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio (and all component definitions thereof) shall be calculated with respect to such period and all Specified Transactions occurring during such period on a Pro Forma Basis.

(c) If at any time the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof, including any financial ratio calculations, thresholds or covenants, to eliminate the effect of (i) any change in GAAP or in the application thereof occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof or (ii) the election by the Borrower to apply IFRS in lieu of GAAP for all purposes of this Credit Agreement and the other Loan Documents, then the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such election to apply IFRS, as applicable, including but not limited to amending the financial ratio calculations, thresholds and any financial covenant in this Credit Agreement to recalibrate such financial ratio calculation, threshold and financial covenant for the effects of such change in GAAP or such election to apply IFRS, as applicable, so long as (1) such recalibration is limited to changes in the calculation of such financial ratio calculations, thresholds or covenant levels due to the effects of differences between GAAP as in effect on the Closing Date and any change in GAAP occurring after the Closing Date or the change from GAAP to IFRS, (2) the recalibrated financial ratio calculations, thresholds or covenant levels shall be mutually agreed (and negotiated by all parties in good faith) between the Administrative Agent and the Borrower, unless the Required Lenders have given notice of their objection to such recalibration within five (5) Business Days of receiving notice thereof, and (3) any such recalibration shall be done in a manner such that, after giving effect to such recalibration, the recalibrated thresholds and covenant levels shall be consistent with the intention of the respective thresholds and covenant levels calculated under GAAP prior to such notice; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein (as determined in good faith by the Borrower) and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(d) Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein, and the determination of Indebtedness hereunder, shall be made without giving effect to Financial Accounting Standards Board (FASB) Standard ASC 842 (Leases) (or any other applicable financial accounting standard having a similar result or effect) and related interpretations, in each case, to the extent any lease (or similar arrangement conveying the right to use) would be required to be treated as a capital lease thereunder where such lease (or similar arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of the ASC 842.

Section 1.5 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6 References to Time. Unless the context otherwise requires, references to a time shall refer to Eastern Standard Time or Eastern Daylight Savings Time, as applicable.

Section 1.7 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.8 Rates Generally. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) administration, construction, calculation, publication, continuation, discontinuation, movement, or regulation of, or any other matter related to, the Alternate Base Rate, the Benchmark, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), any component definition thereof or rates referred to in the definition thereof, including whether any Benchmark is similar to, or will produce the same value or economic equivalence of, any other rate or whether financial instruments referencing or underlying the Benchmark will have the same volume or liquidity as those referencing or underlying any other rate, (b) the impact of any regulatory statements about, or actions taken with respect to any Benchmark (or component thereof), (c) changes made by any administrator to the methodology used to calculate any Benchmark (or component thereof) or (d) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, such transactions. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Benchmark, or any alternative, successor or replacement rate (including any Benchmark Replacement), in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.9 Divisions. For all purposes under the Loan Documents, in connection with Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.10 [Reserved].

Section 1.11 Limited Condition Transactions.

(a) Notwithstanding anything in this Credit Agreement or any other Loan Document to the contrary, when (a) calculating any applicable ratio, test or any other basket or determining other compliance with this Credit Agreement, in connection with any Specified Transaction, including the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment or Acquisition, the prepayment or repayment of Indebtedness, the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or otherwise testing availability under any basket (including baskets measured as a percentage of Consolidated EBITDA or consolidated total assets); (b) determining compliance with any provision of this Credit Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Credit Agreement which requires accuracy of any representations and warranties set forth herein or (d) the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Disposition, the making of an Investment or Acquisition, the prepayment or repayment of Indebtedness, or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default (other than an Event of Default pursuant to Sections 8.1(a), (b), (h) or (i)) has occurred, is continuing or would result therefrom, determination of accuracy of any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), be deemed to be either (x) the date that the definitive agreement for such Limited Condition Transaction is entered into or (y) at the time of the consummation of such Limited Condition Transaction (the “LCT Test Date”). Notwithstanding anything to the contrary in this Credit Agreement, this Section 1.11 shall not apply in respect of any conditions to Requests for Credit Extensions set forth in Section 4.2 in respect of the Revolving Facility.

(b) If, on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Measurement Period ending prior to the LCT Test Date for which Financial Statements (and the accompanying Compliance Certificate) of the Borrower have been delivered pursuant to Section 6.1(a) or (b), as applicable, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with. For the avoidance of doubt, (i) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions (other than conditions requiring no Event of Default under Sections 8.1(a), (b), (h) or (i)), and conditions requiring the accuracy of customary “Sungard” representations relating to legal existence, corporate power and authority, authorization, execution and delivery, and legality, validity and enforceability, of the loan documentation, creation, perfection and priority of liens (subject to Permitted Liens), Federal Reserve margin regulations, the Investment Company Act, use of proceeds not violating the USA PATRIOT Act, FCPA, OFAC and other anti-terrorism laws, solvency and no violation of, or conflict with, charter documents as it relates to the loan documentation, in each case, which shall be required to be met upon the consummation of such Limited Condition Transaction) shall not be tested at the time of consummation of such Limited Condition Transaction or related transactions. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio with respect to any other transactions on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or offer in respect of, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall be calculated (and tested) on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated on the LCT Test Date; provided that in connection with any subsequent calculation of any ratio with respect to the designation of a Restricted Subsidiary as an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for, or offer in respect of, such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio shall be calculated (and tested) both (i) on a

Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had been consummated on the LCT Test Date and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) had not been consummated on the LCT Test Date.

Section 1.12 Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Articles 6, 7 or 8 or any determination under any other provision of this Credit Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Article 7 with respect to the amount of any Indebtedness, Investment, Lien or Disposition in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or after such Disposition is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.12 shall otherwise apply to such Articles, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Disposition made at any time under such Articles. For purposes of any determination of Consolidated Total Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Financial Statements.

Section 1.13 Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.14 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

Section 1.15 Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Affiliate transaction or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of the applicable Sections 7.1, 7.2 7.3, 7.4, 7.5 or 7.6, then such transaction (or portion thereof) at any time shall be allocated to one or more of such clauses or subsections within the relevant Section as determined by the Borrower in its sole discretion at such time and may be reclassified by the Borrower in its sole discretion from time to time.

Section 1.16 Designation of Borrowers.

(a) The Borrower may from time to time designate one or more additional borrowers (each, an “Additional Borrower”) for purposes of this Credit Agreement by delivering to the Administrative Agent: (i) written notice (including via email) of its election to become an Additional Borrower duly executed on behalf of such Restricted Subsidiary and the applicable Borrower not less than fifteen (15) days prior to the proposed effectiveness of such election (or such later date as may be agreed by the Administrative Agent); (ii) all documentation and other information with respect to such Restricted Subsidiary as may be reasonably requested by the Administrative Agent or, in the case of any Additional Borrower under any Credit Facility, any Revolving Lender at least five (5) Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Borrower) that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation, no later than two (2) Business Days prior to the date of such effectiveness (or such later date as may be agreed by the Administrative Agent); (iii) (A) solely to the extent such Additional Borrower is not already a Loan Party, all documents, updated schedules, instruments, certificates and agreements (including applicable Loan Documents), and all other actions and information, then required by or in respect of such Additional Borrower by Section 6.12 or by the Loan Documents or any intercreditor agreement (in each case, without giving effect to any grace periods for delivery of such items, the updating of such information or the taking of such actions), including a pledge of 100% of the Equity Interests in such Additional Borrower, (B) a legal opinion of counsel to the Additional Borrower relating to such Additional Borrower, in form and substance consistent with that delivered in respect of the Borrower on the Closing Date, and (C) a customary secretary’s certificate attaching such documents as were delivered by the Borrower on the Closing Date; (iv) a certificate of a Responsible Officer of the Borrower stating that, as of the date the Additional Borrower joins this Credit Agreement as such, no Default or Event of Default has occurred and is continuing; (v) promissory notes in respect of such Additional Borrower in favor of any Lender requesting such promissory notes, in form and substance consistent with the Notes set forth in Exhibit C-1 (modified to reflect such Additional Borrower); and (vi) a customary joinder agreement in form and substance reasonably satisfactory to the Administrative Agent whereby the Additional Borrower becomes party hereto as a Borrower and appoints the Borrower as “Borrower Agent” hereunder and under the other Loan Documents. The Obligations of the Borrower and each Additional Borrower shall be joint and several in nature.

(b) After such deliveries, the appointment of the Additional Borrower shall be effective upon the effectiveness of an amendment to this Credit Agreement and any applicable Loan Document necessary (in the reasonable judgment of the Administrative Agent) to give effect to the appointment of such Additional Borrower (in form and substance reasonably acceptable to the Administrative Agent, including amendments to disambiguate certain uses of the word “Borrower” and related terms hereunder).

ARTICLE 2

THE CREDITS

Section 2.1 Commitments.

(a) Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Commitment or (ii) the Total Revolving Outstandings exceeding the aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Revolving Loans may be ABR Loans or SOFR Loans, as further provided herein.

Section 2.2 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing (other than a Swingline Borrowing which shall be made in accordance with Section 2.3), each conversion of Loans from one Type to the other, and each continuation of SOFR Loans shall be made upon the Borrower’s irrevocable notice, to the Administrative Agent, which may be given by telephone. Each such notice must be made in writing (or in the case of telephonic notice, promptly confirmed in writing electronic delivery permitted) substantially in the form of a Committed Loan Notice appropriately completed and signed by a Responsible Officer of the Borrower and received by the Administrative Agent (i) in the case of an ABR Borrowing, not later than 11:00 a.m. three (3) Government Securities Business Days before the date of the proposed Borrowing, or (ii) in the case of any other Borrowing, not later than 11:00 a.m. three (3) Government Securities Business Days before the date of the proposed Borrowing. Notwithstanding anything herein to the contrary, so long as Informa Group Holdings Limited (or any of its Affiliates) is the administrative agent, all Committed Loan Notices shall be provided exclusively by electronic mail to the email address set out in Schedule 10.1.

(b) Except as provided in Section 2.3(c), each Borrowing or conversion of Loans shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (A) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of SOFR Loans, (B) the requested date of the Borrowing, continuation or conversion, as the case may be (which shall be a Business Day), (C) the Class and principal amount of Loans to be borrowed, continued or converted, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, (E) if applicable, the duration of the Interest Period with respect thereto which shall be a period contemplated by the definition of the term “Interest Period”, and (F) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.2. Notwithstanding anything in this Credit Agreement to the contrary, if the Borrower:

(i) requests a Borrowing of, conversion to, or continuation of SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month; or

(ii) (i) fails to specify a Type of Loan in a Committed Loan Notice or then the applicable Loans shall be made as ABR Loans, (ii) fails to give a timely notice requesting a conversion or continuation of SOFR Loans, then the applicable Loans shall be continued as SOFR Loans with an Interest Period of one month or (iii) fails to give a timely notice requesting a conversion or continuation of ABR Loans, then the applicable Loans shall be continued as ABR Loans.

For avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan. Any automatic conversion or continuation as provided above shall be effective as of the last day of the Interest Period then in effect with respect to the applicable SOFR Loans. No Swingline Loan may be converted into any Type of Loan other than an ABR Loan.

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Appropriate Lender of the details of any automatic conversion or continuation described in Section 2.2(b). In the case of each Borrowing, each Appropriate Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent, by transfer in immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions set forth in Section 4.2 (and, if such Borrowing is the initial Credit Extension, Section 4.1), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by transfer to the account of the Borrower that is designated in the Committed Loan Notice; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swingline Loans outstanding, then the proceeds of such Borrowing shall be applied first, to the payment in full of any such Swingline Loans, and then, to the Borrower as provided above.

(d) Except as otherwise provided herein, a SOFR Loan may be continued or converted only on the last day of the Interest Period for such Loan unless the Borrower pays the amount due, if any, under Section 3.5 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require with written notice to the Borrower that (i) no Loans may be requested as, converted to or continued as SOFR Loans and (ii) unless repaid, each SOFR Loan be converted to an ABR Loan at the end of the Interest Period applicable thereto.

(e) The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for SOFR Loans upon determination of such interest rate.

(f) The failure of any Appropriate Lender to make any Loan required to be made by it shall not relieve any other Appropriate Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required. All Borrowings made on the Closing Date must be made as ABR Borrowings unless the Borrower shall have given a Committed Loan Notice requesting a SOFR Borrowing (which such notice shall, in form and substance reasonably satisfactory to the Administrative Agent, extend the benefits of Section 3.5 to the Appropriate Lenders in respect of such Borrowings).

(g) Anything in clauses (a) through (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans of the same Type, there shall not be more than eight (8) Interest Periods in effect at any time for all Borrowings of SOFR Loans.

Section 2.3 Swingline Loans.

(a) The Swingline. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth and upon the agreements of the Revolving Lenders set forth in this Section 2.3, the Swingline Lender shall make Swingline Loans to the Borrower in Dollars from time to time on any Business Day after the making of the initial Revolving Loans through the seventh Business Day preceding the Maturity Date; provided that after giving effect to each Swingline Loan, (i) the aggregate Outstanding Amount of Swingline Loans shall not exceed the Swingline Sublimit and (ii) the Total Revolving Outstandings shall not exceed the aggregate Commitments; provided, further, that the Borrower shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.3, prepay under Section 2.7, and reborrow under this Section 2.3.

(b) Borrowing Procedures. Each Swingline Borrowing shall be made upon the Borrower’s irrevocable notice to the Swingline Lender, which may be given by telephone. Each such notice must be received by the Swingline Lender not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, (ii) the requested borrowing date, which shall be a Business Day and (iii) the maturity date of the requested Swingline Loan which shall be not later than seven (7) Business Days after the making of such Swingline Loan. Each such telephonic notice must be confirmed promptly by hand delivery or facsimile (or transmitted by electronic communication, if arrangements for doing so have been approved by the Swingline Lender and the Administrative Agent) of a written Swingline Loan Notice to the Swingline Lender and the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swingline Lender of any telephonic Swingline Loan Notice, the Swingline Lender will, provided that all applicable conditions in Section 4.2 are satisfied or waived, not later than 3:00 p.m. on the borrowing date specified in such Swingline Loan Notice, make the amount of its Swingline Loan available to the Borrower by crediting the account of the Borrower maintained with the Swingline Lender and notify the Administrative Agent thereof in writing.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make on such borrowing date an ABR Revolving Loan in Dollars in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of ABR Loans. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds in Dollars for the account of the Swingline Lender at the Administrative Agent’s Payment Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.3(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by a Revolving Borrowing in accordance with Section 2.3(c)(i), the request for ABR Revolving Loans submitted by the Swingline Lender as set forth therein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders purchase for cash a risk participation in the relevant Swingline Loan in Dollars and each Revolving Lender hereby irrevocably and unconditionally agrees to make such purchase in an amount equal to the product of such Revolving Lender’s Applicable Percentage multiplied by the amount of such Swingline Loan. Each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.3(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.3(c) by the time specified in Section 2.3(c)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.3(c) shall be absolute and unconditional and shall not be affected by any circumstance; provided that each Revolving Lender’s obligation to make Revolving Loans (but not to purchase and fund risk participations in Swingline Loans) pursuant to this Section 2.3(c) is subject to the conditions set forth in Section 4.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 10.11 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand by the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender.

(e) Interest for Account of Swingline Lender. Until each Revolving Lender funds its ABR Revolving Loan or risk participation pursuant to this Section 2.3 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender and the Swingline Lender shall notify the Administrative Agent thereof.

Section 2.4 [Reserved].

Section 2.5 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the last day of the Availability Period.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment or repayment of the Revolving Loans and the Swingline Loans in accordance with Section 2.7, the sum of the Revolving Exposures of all Revolving Lenders would exceed the aggregate Commitments, (ii) each such reduction of the Commitments shall be in an amount that is an integral multiple of $2,500,000 and not less than $5,000,000, and (iii) any reduction of the Commitments to an amount below the Swingline Sublimit shall automatically reduce the Swingline Sublimit on a Dollar for Dollar basis. If at any time, as a result of such a partial reduction or termination as provided in Section 2.5(a), the Revolving Exposure of all Lenders would exceed the aggregate Commitments, then the Borrower shall on the date of such reduction or termination of Commitments, repay or prepay Revolving Borrowings or Swingline Loans (or a combination thereof) in an aggregate amount equal to such excess.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days (or such shorter period as the Administrative Agent may agree) prior to the effective date of such repayment, termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrower’s obligation to indemnify the Lenders pursuant to Section 3.5. Each reduction, and any termination, of the Commitments shall be permanent and each reduction of the Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Commitments.

Section 2.6 Repayment of Loans; Evidence of Debt.

(a) Payment at Maturity. The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan together with all accrued interest thereon on the earlier of the Maturity Date and, if different, the date of the termination of the Commitments in accordance with the provisions of this Credit Agreement, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan together with all accrued interest thereon on the earliest of (A) the maturity date selected by the Borrower for such Swingline Loan, (B) the Maturity Date and (C) the date of the termination of the Commitments in accordance with the provisions of this Credit Agreement.

(b) Notes. Any Lender may request through the Administrative Agent that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to (i) in the case of a Revolving Lender, a Revolving Loan Note, and (ii) in the case of the Swingline Lender, a Swingline Loan Note. In addition, if requested by a Lender, its Note may be made payable to such Lender and its registered assigns in which case all Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.4) be represented by one or more Notes in like form payable to the order of the payee named therein and its registered assigns. Upon request of the Borrower, promptly following the Termination Date, each Lender shall return to the Borrower any Note issued to it, or in the case of any loss, theft or destruction of any such Note, a lost note affidavit in customary form.

(c) Lender Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) Register. Entries made in good faith by the Administrative Agent in the Register pursuant to Section 10.4(c), and by each Lender in its account or accounts pursuant to Section 2.6(b) or 2.6(c), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Credit Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Credit Agreement. Copies of the accounts maintained pursuant to paragraphs (b) and (c) of this Section will be made available to the Borrower promptly upon the Borrower’s request.

Section 2.7 Prepayments.

(a) Optional Prepayments.

(i) The Borrower may, upon written notice (electronic delivery permitted) to the Administrative Agent, at any time and from time to time, voluntarily prepay any Borrowing of any Class in whole or in part without premium or penalty (except as set forth in Section 3.5)), provided that (A) such notice must be received by the Administrative Agent not later than 1:00 p.m. (1) three (3) Government Securities Business Days prior to any date of prepayment of a SOFR Borrowing and (2) one (1) Business Day prior to the date of prepayment of an ABR Borrowing (or, in each case, such shorter period as the Administrative Agent may agree) and (B) each prepayment shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or, in each case, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked by the Borrower (by written notice (electronic delivery permitted) to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied subject to the Borrower’s obligation to indemnify the Lenders pursuant to Section 3.5.

(ii) The Borrower may, upon written notice to the Swingline Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swingline Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment (or such later date as the Swingline Lender may agree) and (B) any such prepayment shall be in a principal amount of the Borrowing Minimum or a whole multiple of the Borrowing Multiple in excess thereof or the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Prepayments of Revolving Loans. If for any reason the Total Revolving Outstandings at any time exceed the aggregate Commitments then in effect, the Borrower shall immediately prepay, without premium or penalty, Revolving Loans and Swingline Loans in an aggregate amount equal to such excess.

(c) General Rules. All prepayments shall be subject to Section 3.5, but shall otherwise be without premium or penalty. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. All prepayments shall be accompanied by accrued interest thereon and any additional amounts required pursuant to Section 3.5.

Section 2.8 Payments Generally; Administrative Agent’s Clawback.

(a) General. Each Loan Party shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest or fees, or of amounts payable under Sections 3.4, 3.5, 3.6 or 10.3, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds. In furtherance of the foregoing, the Borrower hereby irrevocably authorizes the Administrative Agent, in the Administrative Agent’s sole discretion, to request on behalf of the Borrower, Revolving Loans (which shall be ABR Loans) or Swingline Loans, in an amount sufficient to pay all principal, interest, fees, or other amounts from time to time due and payable by any Loan Party to any Credit Party hereunder or under any other Loan Document. All payments to be made by a Loan Party hereunder shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Payment Office, except payments to be made to the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 3.4, 3.5, 3.6 or 10.3, shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Pro Rata Treatment. Except as otherwise provided in this Section 2.8 and as otherwise required under Section 3.4(e), each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Appropriate Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Class). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole Dollar amount. Notwithstanding anything to the contrary contained in this Section 2.8 or elsewhere in this Credit Agreement, the Borrower may extend the final maturity of Incremental Term Loans and/or Revolving Commitments in connection with an Extension Amendment that is permitted under Section 2.12 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such Extension Amendment (i) shall constitute a payment or prepayment of any Incremental Term Loans or Revolving Loans, as applicable, for purposes of this Section 2.8 or (ii) shall reduce the amount of any scheduled amortization payment due pursuant to any Incremental Assumption Agreement, except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Term Loan Extension Request) without giving rise to any violation of this Section 2.8 or any other provision of this Credit Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.12 in connection with any Extension Amendment (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.8 or any other provision of this Credit Agreement.

(c) Administrative Agent’s Clawback; Funding by Lenders; Presumption by Administrative Agent.

(i) Unless the Administrative Agent shall have received notice from a Lender (x) in the case of ABR Borrowings, two (2) Business Days prior to the proposed time of such Borrowing and (y) otherwise, prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the Appropriate Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(iii) Notice by Administrative Agent. A notice from the Administrative Agent to any Lender (with a copy to Borrower) with respect to any amount owing under this paragraph (c) shall be conclusive, absent manifest error.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and purchase participations in Swingline Loans and to make payments pursuant to Section 10.3(c) are several and not joint. The failure of any Lender to make any Loan or purchase participations in Swingline Loans or make any payment under Section 10.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation in Swingline Loans or to make its payment under Section 10.3(c).

(e) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the borrowing of Loans set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner; provided, that each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein.

(g) Insufficient Payment. Subject to the provisions of Article 8, whenever any payment received by the Administrative Agent under this Credit Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Credit Parties under or in respect of this Credit Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent (i) first, towards payment of all fees and expenses due to the Administrative Agent under the Loan Documents, (ii) second, towards payment of all expenses then due hereunder, ratably among the parties entitled thereto in accordance herewith, (iii) third, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties, and (iv) fourth, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

(h) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then such Lender shall (x) notify the Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Credit Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.9 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders and Section 10.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, [reserved]; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement or any other Loan Document; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement or any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded and unfunded participations in Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the Revolving Facility without giving effect to Section 2.9(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Participations to Reduce Fronting Exposure. If any Swingline Loans are outstanding at the time such Lender becomes a Defaulting Lender, then all or any part of the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the Revolving Facility (without giving effect to Section 2.9(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan.

Section 2.10 [Reserved].

Section 2.11 Incremental Commitments.

(a) The Borrower may, from time to time, by written notice to the Administrative Agent, request Incremental Term Loan Commitments (together with delayed draw term loan commitments (“Incremental Delayed Draw Term Loan Commitments” and the Loans thereunder, the “Incremental Delayed Draw Term Loans”), the “Incremental Term Loan Commitments” and the Loans provided thereunder, “Incremental Term Loans”) and/or additional Revolving Commitments, as applicable (“Incremental Revolving Commitment” and together with the Incremental Term Loan Commitments, “Incremental Commitments”, and collectively with Incremental Term Loan Commitments and Incremental Term Loans, “Incremental Facilities”), from one or more Lenders (in the sole discretion of such Lenders) or Eligible Assignees who will become Lenders (in each case, subject to the consent of Informa Group Holdings Limited in its sole discretion (solely so long as Informa Group Holdings Limited or any of its Affiliates is a Lender), each, an “Additional Lender”), in an aggregate principal amount of up to the sum of (x) the greater of (A) $125,000,000 and (B) 100.0% of Consolidated EBITDA for the most recent Measurement Period calculated on a Pro Forma Basis (in each case less any such amount previously utilized to incur any Incremental Equivalent Debt) plus (y) all voluntary prepayments, debt buy-backs (including, in the case of loan buy-backs, the cash amount of loans repurchased), and voluntary permanent commitment reductions and payments utilizing Section 3.7(b), as applicable, of any Incremental Term Loans and any Incremental Equivalent Debt (including voluntary prepayments made at a discount to par, with credit given for the cash amount of the debt repurchased), payments utilizing Section 3.7(b) and voluntary permanent commitment reductions of the Revolving Facility and any Incremental Revolving Commitments prior to the date of any such incurrence, in each case, to the extent not funded with the proceeds of long term debt (other than revolving Indebtedness) (in each case, other than any prepayments, buy-backs or reductions of Indebtedness outstanding in reliance on clause (z)) plus (z) an additional unlimited principal amount so long as at the time of the incurrence of such Incremental Commitments (with any Incremental Delayed Draw Term Loan Commitments being deemed incurred at the time of establishment) and immediately after giving effect thereto and to the use of the proceeds thereof (assuming the full utilization thereof), the Consolidated Senior Secured Net Leverage Ratio (calculated on a Pro Forma Basis after giving effect to the incurrence of such Incremental Facility (other than any amount incurred simultaneously therewith under clause (x) and/or (y) above) and any Acquisition or Investment consummated in connection therewith, and assuming for purposes of this calculation that (a) the full committed amount of any Incremental Commitment (including any Incremental Delayed Draw Term Loan Commitments) then being incurred is fully drawn and (b) the cash proceeds of such Incremental Commitment then being incurred shall not be netted from Indebtedness for purposes of calculating the Consolidated Senior Secured Net Leverage Ratio) shall be less than or equal to 2.50:1.00 for the most recently ended Measurement Period (the sum of clauses (x), (y) and (z), the “Available Incremental Amount”); provided that all or any portion of any Incremental Commitments or Incremental Equivalent Debt incurred in reliance on clause (x) and/or clause (y) shall be reclassified as the Borrower may elect from time to time as incurred under clause (z) if the Consolidated Senior Secured Net Leverage Ratio would not have exceeded 2.50:1.00 on a Pro Forma Basis for the most recently ended Measurement Period at the time of such proposed reclassification, and if the Consolidated Senior Secured Net Leverage Ratio does not exceed 2.50:1.00 on a Pro Forma Basis at the end of any subsequent Measurement Period after the initial incurrence of such Incremental Commitments or Incremental Equivalent Debt, such reclassification shall be deemed to have automatically occurred whether or not elected by the

Borrower. Each such person providing an Incremental Revolving Commitment, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Swingline Lender (which approvals shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Facility being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000) and (ii) the date on which such Incremental Facility is requested to become effective (which shall not be less than ten (10) Business Days nor more than sixty (60) calendar days after the date of such notice, unless otherwise agreed to by the Administrative Agent). All Incremental Facilities shall be made in Dollars.

(b) The Borrower and each Incremental Term Loan Lender and/or additional Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment of such Lender. Subject to clause (c) below, each Incremental Assumption Agreement in respect of Incremental Term Loan Commitments shall specify the terms of the Incremental Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Credit Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Commitments evidenced thereby. Any such amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld or delayed) and furnished to the other parties hereto.

(c) The terms of each Incremental Facility shall contain the following:

(i) no Lender shall be required to participate in any Incremental Facility;

(ii) any Incremental Facility shall not be guaranteed by any person other than a Loan Party;

(iii) other than any Incremental Term Loans in the form of a customary bridge facility, so long as the long term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies this clause or so long as such customary bridge facility is converted or exchanged into equity securities (including common or preferred), the Incremental Term Loans shall not mature earlier than the Latest Maturity Date of the Revolving Facility;

(iv) [reserved];

(v) subject to clause (iii) above, the amortization schedule applicable to any Incremental Term Loans shall be determined by the Borrower and the Lenders providing such Incremental Term Loans; provided that, if there are no then-existing term loans hereunder, the amortization shall not exceed 20.0% per annum;

(vi) no Default shall have occurred and be continuing or would result therefrom (except in connection with a Limited Condition Transaction, where such condition shall be (x) no Default at signing and (y) no Event of Default under Sections 8.1(a), (b), (h) or (i) shall have occurred and be continuing or would result therefrom at the time such Incremental Commitment is incurred);

(vii) the pricing, interest rate, discounts, premiums, floors and fees applicable to any Incremental Term Loans shall be determined by the Borrower and the Lenders providing such Incremental Term Loans;

(viii) any Incremental Term Loans may provide for the ability to participate on a pro rata basis, or on a less than or greater than pro rata basis, in any voluntary prepayments of any then-existing term loans (or mandatory prepayment with proceeds of Refinancing Indebtedness) and on a pro rata basis or a less than pro rata basis (but not on a greater than pro rata basis) in any other mandatory prepayments of any then-existing term loans (except that the Borrower shall be permitted to prepay any class of term loans on a greater than pro rata basis as compared to any other class of term loans with a later maturity date than such class) (provided that any Incremental Term Loans (including, without limitation, any unsecured or secured indebtedness) may participate on a pro rata basis, or on a less than or greater than pro rata basis, in any mandatory prepayment with proceeds of Refinancing Indebtedness);

(ix) in connection with any Limited Condition Transaction, there shall be no requirement for the Borrower to satisfy any of the conditions in Section 4.2 at the time the Incremental Commitment is incurred (including the absence of any default or the bring-down of the representations and warranties) unless otherwise required by the lenders providing the proposed Incremental Commitment (provided that (i) the amount that can be incurred under the Available Incremental Amount cannot be increased without the consent of the Required Lenders and (ii) the absence of an Event of Default under Sections 8.1(a), (b), (h) or (i) cannot be omitted or waived without the consent of the Required Lenders);

(x) except as otherwise required or permitted in clauses (i) through (ix) above, all other terms of such Incremental Term Loans shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders providing such Incremental Term Loans;

(xi) all material terms of any Incremental Revolving Commitments and Revolving Loans thereunder shall be identical to the existing Revolving Commitments and Revolving Loans (it being acknowledged that, if required to consummate an Incremental Revolving Commitment, (a) the Applicable Margin, Floor and Commitment Fees on the Revolving Facility may be increased for all Revolving Lenders under the Revolving Facility without the consent of any other Lender, (b) additional upfront or similar fees may be payable to the Lenders providing such Incremental Revolving Commitment without any requirement to pay such amounts to any Revolving Lenders that do not participate in such Incremental Revolving Commitment, and (c) any terms of such Incremental Revolving Commitment may be more favorable to the Lenders thereunder if such terms are also added for the benefit of the Revolving Facility being increased); and

(d) On any date on which Incremental Commitments are established pursuant to an Incremental Assumption Agreement (such date, the “Incremental Effective Date”), subject to the satisfaction of the foregoing and following terms and conditions, with respect to Incremental Revolving Commitments, (i) each Additional Lender providing an Incremental Revolving Commitment (an “Incremental Revolving Lender”) shall purchase from each of the Revolving Lenders with Revolving Commitments, at the principal amount thereof, such interests in the Revolving Loans outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Loans will be held by existing Revolving Lenders and Incremental Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such Incremental Revolving Commitments to the existing Revolving Commitments, (ii) each Incremental Revolving Commitment shall be deemed for all purposes a Revolving Commitment and, each Loan made under an Incremental Revolving Commitment (a “Incremental Revolving Loan”) shall be deemed, for all purposes, Revolving Loans and (iii) each Incremental Revolving Lender shall become a Revolving Lender with respect to the Incremental Revolving Commitment and all matters relating thereto; provided that the Administrative Agent and the Swingline Lender shall have consented (not to be unreasonably withheld or delayed) to such Incremental Revolving Lender’s providing such Incremental Revolving Commitment to the extent such consent, if any, would be required under Section 10.2 for an assignment of Revolving Loans or Revolving Commitments, as applicable, to such Incremental Revolving Lender.

(e) On any Incremental Effective Date on which any Incremental Term Loan Commitments of any series are effective, subject to the satisfaction of the terms and conditions of this Section 2.11, (i) each Additional Lender with an Incremental Term Loan Commitment (each, a “Incremental Term Loan Lender”) of any series shall make an Incremental Term Loan in an amount equal to its Incremental Term Loan Commitment of such series, and (ii) each Incremental Term Loan Lender of any series shall become a Lender hereunder with respect to the Incremental Term Loan Commitment of such series and the Incremental Term Loans of such series made pursuant thereto. On any Incremental Effective Date on which any Incremental Delayed Draw Term Loan Commitments of any series are effective, subject to the satisfaction or waiver of the foregoing terms and conditions, (A) each Additional Lender with an Incremental Delayed Draw Term Loan Commitment (each, a “Incremental Delayed Draw Term Loan Lender”) of any series shall provide commitments to make Incremental Term Loans to the Borrower in an amount equal to its Incremental Delayed Draw Term Loan Commitment of such series, and (B) each Incremental Delayed Draw Term Loan Lender of any series shall become a Lender hereunder with respect to the Incremental Delayed Draw Term Loan Commitment of such series and the Incremental Term Loans of such series made pursuant thereto.

(f) Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans, when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished at the discretion of the Administrative Agent by requiring each outstanding SOFR Borrowing of the relevant Class to be converted into an ABR Borrowing of such Class on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding SOFR Borrowing of the same Class on a pro rata basis, even though as a result thereof such Incremental Term Loan may effectively have a shorter Interest Period than the term loans included in the Borrowing of which they are a part (and notwithstanding any other provision of this Credit Agreement that would prohibit such an initial Interest Period). Any conversion or prepayment made pursuant to the preceding sentence shall be subject to Section 3.5 (it being understood that the Administrative Agent shall consult with the Borrower regarding the foregoing and, to the extent practicable, will attempt to pursue options that minimize breakage costs).

(g) Each Incremental Assumption Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to effect the provision of this Section 2.11 (including (i) to increase the effective yield of the applicable Class of Incremental Term Loans, or make other changes to any applicable Class of Incremental Term Loans that are favorable to the Lenders thereof, in any such case to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans are “fungible” with any applicable existing Class of Term Loans, (ii) to add mechanics to allow for the accrual and payment of payment-in-kind interest in respect of any such additional Class of Incremental Term Loans and to add any “AHYDO” payment provisions related thereto and/or (iii) to add or extend, in either case, any other “call protection” for the benefit of any applicable existing Class of Term Loans).

(h) The Borrower may, in lieu of Incremental Term Facilities, utilize any part of the Available Incremental Amount at any time by issuing or incurring Incremental Equivalent Debt. Any such Incremental Equivalent Debt (a) shall be subject to the requirements set forth in Section 2.11(c)(iii) in respect of Incremental Facilities, (b) shall be deemed to be senior secured Indebtedness for purposes of calculating the Consolidated Senior Secured Net Leverage Ratio for purposes of calculating the Available Incremental Amount, (c) shall not be guaranteed by any Person other than a Loan Party and (d) shall be subject to the consent of Informa Group Holdings Limited in its sole discretion (solely so long as Informa Group Holdings Limited or any of its Affiliates is a Lender). Any Incremental Equivalent Debt that is secured shall be subject to a customary intercreditor agreement on terms and conditions reasonably acceptable to the Administrative Agent and the Borrower.

Section 2.12 Extension Facilities.

(a) The Borrower may at any time, and from time to time, request that all or a portion of the Incremental Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Incremental Term Loans (any such Incremental Term Loans which have been so converted, “Extended Term Loans” and the commitments thereunder, the “Extended Term Loan Commitments”) and to provide for other terms consistent with this Section 2.12. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be on terms to be agreed between the Borrower and any Lender providing such Extended Term Loan; provided, however, that (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Incremental Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in this Credit Agreement or in the Incremental Assumption Agreement, as the case may be, with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth below in Section 2.12(d), (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Incremental Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or applicable high-yield discount obligation (“AHYDO”) payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment. Notwithstanding anything to the contrary in this Section 2.12 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full, except in accordance with Section 2.7(a). No Lender shall have any obligation to agree to have any of its Incremental Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(b) The Borrower may at any time and from time to time request that all or a portion of the Revolving Commitments of any Class, any Extended Revolving Commitments and/or any Incremental Revolving Commitments, each existing at the time of such request (each, an “Existing Revolving Commitment” and any related revolving credit loans thereunder, “Existing Revolving Loans”; each Existing Revolving Commitment and related Existing Revolving Loans together being referred to as an “Existing Revolving Class”) be converted to extend the termination date thereof (the “Extended Revolving Credit Maturity Date”) and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.12. In order to establish any Extended Revolving Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Commitments which such request shall be offered equally to all such Lenders) (a “Revolving Loan Extension Request”, and together with any Term Loan Extension Request, each an “Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established, which shall be on terms to be agreed between the Borrower and any Lender providing Extended Revolving Commitments; provided, however, that (w) all or any of the final maturity dates of such Extended Revolving Commitments shall be delayed to later dates than the final maturity dates of the Existing Revolving Commitments, (x) (A) the interest margins with respect to the Extended Revolving Commitments may be higher or lower than the interest margins for the Existing Revolving Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Revolving Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (y) the revolving credit commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the revolving credit commitment fee rate for the Existing Revolving Commitment; provided that, notwithstanding anything to the contrary in this Section 2.12 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Extended Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments and (2) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and the Revolving Loans related to such Commitments set forth in Section 10.4. No Lender shall have any obligation to agree to have any of its Revolving Loans or Revolving Commitments of any Existing Revolving Class converted into Extended Revolving Loans or Extended Revolving Commitments pursuant to any Revolving Loan Extension Request. Each Extended Revolving Commitment shall be deemed for all purposes a Revolving Commitment and, each Loan made under an Extended Revolving Commitment shall be deemed, for all purposes, Revolving Loans. Any Extended Revolving Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from the Existing Revolving Commitments and from any other Revolving Commitments (together with any other Extended Revolving Commitments so established on such date).

(c) Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans and/or Revolving Commitments of the existing Class or Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans and/or Revolving Commitments of the existing Class or Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Commitments, as applicable. In the event that the aggregate amount of Term Loans and/or Revolving Commitments of the existing Class or Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Commitments, as applicable, requested pursuant to the Extension Request, Term Loans and/or Revolving Commitments of the existing Class or Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Commitments, as applicable, on a pro rata basis based on the aggregate amount of Term Loans and/or Revolving Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to all other Revolving Commitments for purposes of the obligations of a Revolving Lender in respect of Swingline Loans under Section 2.3, except that the applicable Extension Amendment may provide that the Maturity Date applicable to the Swingline Sublimit may be extended and the related obligations to make Swingline Loans may be continued so long as the Swingline Lender has consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d) Extended Term Loans or Extended Revolving Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Credit Agreement (which, except to the extent expressly contemplated by the last sentence of this Section 2.12(d) and notwithstanding anything to the contrary set forth in Section 10.2, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Commitments, as applicable, established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.12(a) or Section 2.12(b), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to this Credit Agreement or the applicable Incremental Assumption Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled prepayment of principal for the

Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that the amount of any prepayment of principal payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Credit Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.12(d) and without limiting the generality or applicability of Section 10.2 to any Section 2.12 Additional Amendment, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.12 Additional Amendment”) to this Credit Agreement and the other Loan Documents; provided that such Section 2.12 Additional Amendments are within the requirements of Section 2.12(a) or Section 2.12(b) and do not become effective prior to the time that such Section 2.12 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Loans provided for in any Incremental Assumption Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.12 Additional Amendments to become effective in accordance with Section 10.2.

(e) Notwithstanding anything to the contrary contained in this Credit Agreement, (A) on any date on which any existing Class is converted to extend the related scheduled maturity date(s) in accordance with Section 2.12(a) and/or Section 2.12(b) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Commitments of each Extending Lender, the aggregate principal amount of such Existing Revolving Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Commitments so converted by such Lender on such date, and such Extended Revolving Commitments shall be established as a separate Class of revolving credit commitments from the Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Existing Revolving Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Loans (and related participations) and Existing Revolving Loans (and related participations) in the same proportion as such Extending Lender’s Existing Revolving Commitments to Extended Revolving Commitments.

(f) The Administrative Agent and the Lenders (other than the Swingline Lender to the extent such consent is expressly required by this Section 2.12) hereby consent to the consummation of the transactions contemplated by this Section 2.12 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Credit Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.12.

Section 2.13 Refinancing Facilities.

(a) On one or more occasions after the Closing Date, the Borrower may, subject to the consent of Informa Group Holdings Limited in its sole discretion (solely so long as Informa Group Holdings Limited or any of its Affiliates is a Lender) obtain, in each case, from any Lender or any Additional Specified Refinancing Lender, Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Loans (or unused Revolving Commitments) then outstanding under this Credit Agreement (which for purposes of this Section 2.13(a) will be deemed to include any then outstanding Specified Refinancing Term Loans or Incremental Term Loans), in the form of Specified Refinancing Term Loans, Specified Refinancing Term Loan Commitments, Specified Refinancing Revolving Commitments or Specified Refinancing Revolving Loans pursuant to a Specified Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.13 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Specified Refinancing Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the Specified Refinancing Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Specified Refinancing Revolving Commitments after the date of obtaining any Specified Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, (2) [reserved], (3) the permanent repayment of Revolving Loans with respect to, and termination of, Specified Refinancing Revolving Commitments after the date of obtaining any Specified Refinancing Revolving Commitments shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Specified Refinancing Revolving Commitments and Specified Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans.

(b) Each issuance of Refinancing Indebtedness under Section 2.13(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(c) Each of the parties hereto hereby agrees that this Credit Agreement and the other Loan Documents may be amended pursuant to a Specified Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Credit Agreement and the other Loan Documents consistent with the provisions and intent of Section 10.2 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.13, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Specified Refinancing Amendment.

ARTICLE 3

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1 Interest.

(a) Interest Rate Generally. All ABR Loans (other than Swingline Loans, which shall bear interest in accordance with the second following sentence) shall bear interest at a rate per annum equal to the Alternate Base Rate as in effect from time to time; plus the Applicable Margin. All SOFR Loans shall bear interest at a rate per annum equal to Term SOFR for the Interest Period in effect for such Loans; plus the Applicable Margin. Each Swingline Loan shall bear interest at a rate per annum equal to the Alternate Base Rate as in effect from time to time; plus the Applicable Margin.

(b) Default Rate.

(i) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(ii) Notwithstanding the foregoing, if an Event of Default has occurred and is continuing under Sections 8.1(a), (b), (h) or (i), then, so long as such Event of Default is continuing, all outstanding principal of each Loan shall, without duplication of amounts payable under the preceding sentence, bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and at such other times as may be specified herein, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) Computation of Interest. All interest on SOFR Loans hereunder shall be computed on the basis of a year of 360 days (or in the case of interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, such interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year)), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Interest on ABR Loans shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Daily SOFR Rate or Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly manifest error.

(e) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 3.2 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender, a commitment fee (the “Commitment Fee”), which shall accrue at a rate per annum equal to the Applicable Margin on the average daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. For purposes of computing Commitment Fees, the Revolving Commitment of any Revolving Lender shall be deemed to be used to the extent of the aggregate principal amount at such time of its outstanding Revolving Loans. Accrued Commitment Fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Revolving Commitments are permanently reduced and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date. All Commitment Fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) [reserved].

(c) Other Fees. The Borrower agrees to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon in writing between the Borrower and such Credit Party.

(d) Payment of Fees Generally. All fees payable hereunder shall be paid in dollars on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees and other amounts paid shall not be refundable under any circumstances.

Section 3.3 Inability to Determine Rates. Subject to Section 3.8, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan for the applicable Interest Period, and the Required Lenders have provided notice of such determination to the Administrative Agent, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or maintain SOFR Loans and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent (with respect to clause (b) above, at the instruction of the Required Lenders) revokes such notice. Upon the Borrower’s receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (iii) in the case of clause (b)(ii) above, notwithstanding anything to the contrary in Section 3.1(a), each Swingline Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.5. Subject to Section 3.8, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination.

Section 3.4 Increased Costs; Illegality.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining any maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement)), special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or Loans made by such Lender or participation in any such Loan;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Applicable Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Swingline Loans held by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR or Term SOFR, or to determine or charge interest rates based upon SOFR or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of the Lenders to make or maintain SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert ABR Loans to SOFR Loans, shall be suspended, and (b) the interest rate on which ABR Loans shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternate Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (c) of the definition of “Alternate Base Rate” in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR or Term SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.5.

Section 3.5 Compensation for Losses. In the event of (a) the payment or prepayment of any principal of any SOFR Loan other than on the last day of the Interest Period applicable thereto whether voluntary, mandatory, automatic, by reason of acceleration (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(a) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 3.7(b), then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event (other than lost profits), including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.6 Taxes.

(a) Defined Terms. For purposes of this Section 3.6, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with

Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.6) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Loan Parties. Each of the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. Each of the Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.6) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall also, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.6(e)(ii).

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.6, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.6(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (A) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” described in Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Loan Party described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.6 (including by the payment of additional amounts pursuant to this Section 3.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.6 with respect to the Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(i) Survival. Each party’s obligations under this Section 3.6 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Termination Date.

(j) Confidentiality. Nothing contained in this Section 3.6 shall require any Credit Party or any other indemnified party to make available any of its Tax returns (or any other information that it deems to be confidential or proprietary) to the indemnifying party or any other Person.

Section 3.7 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.4 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.6 and, in each case, such Lender has declined or is unable to designate a different Applicable Lending Office in accordance with Section 3.7(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.4), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.4 or Section 3.6) and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) unless waived by the Administrative Agent in its sole discretion, the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.4;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.6, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented (or is willing to consent upon becoming a Lender) to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 3.8 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and each Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 3.8), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent (subject to clause (y) below) of any other party to, this

Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.8.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, (i) the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans immediately. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate. During a Benchmark Unavailability Period, notwithstanding any provision of Section 3.1, any Swingline Loan shall bear interest at the Alternate Base Rate plus the Applicable Margin.

ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.1 Conditions to Initial Credit Extensions. The effectiveness of this Credit Agreement on the Closing Date is subject to satisfaction or waiver of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent (or its counsel) shall have received a counterpart of this Credit Agreement (which may include facsimile transmission or electronic mail transmission of a signed signature page of this Credit Agreement) that, when taken together, bear the signatures of the Borrower and each Lender.

(b) Notes. The Administrative Agent shall have received a Note for each Lender that shall have requested one, signed on behalf of the Borrower.

(c) Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Closing Date) from Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to the Borrower, in form, scope and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinions.

(d) Officers’ Closing Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower, dated the Closing Date, substantially in the form of Exhibit E.

(e) [reserved].

(f) [reserved].

(g) [reserved].

(h) USA PATRIOT Act; KYC; Beneficial Ownership Certification. At least five (5) days prior to the Closing Date, each Lender shall have received any and all documentation and other information requested at least ten (10) days prior to the Closing Date by such Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act. To the extent the Borrower constitutes a “legal entity customer” under the Beneficial Ownership Regulation, the Administrative Agent shall have received a completed Beneficial Ownership Certification in relation to the Borrower.

(i) Committed Loan Notice. The Administrative Agent shall have received a completed Committed Loan Notice, duly executed by a Responsible Officer of the Borrower with respect to any Credit Extensions to be made on the Closing Date.

(j) Informa Acquisition. The Informa Acquisition shall be consummated immediately after the Transactions hereby pursuant to the terms and conditions of the Informa Acquisition Agreement.

(k) [reserved].

(l) Fees and Expenses. The Borrower shall have paid, or caused to be paid, all fees and expenses that under the terms hereof are due and payable on or prior to the Closing Date (including the Funding Fee and reasonable and documented out-of-pocket fees, disbursements and other charges of counsel to the Administrative Agent in connection with the Transactions).

Section 4.2 Conditions to All Credit Extensions. Subject to Section 1.11 (other than in respect of the Revolving Facility), the obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of SOFR Loans) is subject the following additional conditions precedent:

(a) Each of the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of such date as if made on and as of such date, provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in Section 4.2(a) (solely in connection with the Loans on the Closing Date) and Section 4.2(b) have been satisfied (or waived) on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrant to the Administrative Agent and the Lenders that:

Section 5.1 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Restricted Subsidiaries (a) is duly incorporated, organized or formed, and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) has all requisite governmental licenses, permits, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c) or (d), to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower is in compliance with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.2 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document, and the consummation of the Transactions, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of the Borrower’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any material law applicable to the Borrower; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i) or violation referred to in clause (c), to the extent that such conflict, breach, contravention or payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of any Loan Document, or for the consummation of the Transactions, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect or (ii) except, in each case under the provisions in subsection (i), where the failure to obtain, obtain such approval or consent or take or file the same would not reasonably be expected to result in a Material Adverse Effect.

Section 5.4 Binding Effect. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.5 Financial Statements; No Material Adverse Effect. All consolidated and consolidating financial statements related to the Borrower and any Restricted Subsidiary that the Administrative Agent has received from the Borrower fairly present in all material respects the Borrower’s financial condition as of the date thereof and the Borrower’s consolidated and consolidating results of operations for the period then ended.

Section 5.6 Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or, in an adverse manner, the Transactions.

Section 5.7 Environmental Matters.

(a) Except for Environmental Claims which have been fully resolved with no remaining obligations or conditions:

(i) each of the Loan Parties and their Restricted Subsidiaries are currently, and within applicable statutes of limitation, have been, in material compliance with all applicable Environmental Law, except as would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(ii) (a) Borrower has not received written notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (b) except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, Borrower has not (1) failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) become subject to any Environmental Liability or (3) received written notice of any claim with respect to any Environmental Liability;

(iii) as of the Closing Date: (A) no property or facility currently, or to the knowledge of each Loan Party, formerly owned, operated or leased by any Loan Party or any of its current or former Restricted Subsidiaries or by any respective predecessor in interest, and (B) no property at which Hazardous Materials generated, owned or controlled by any Loan Party, any of its present or former Restricted Subsidiaries or any predecessor in interest have been stored, treated or disposed of, have been identified by a Governmental Authority as recommended for or requiring or potentially requiring environmental assessment and/or response actions under Environmental Law, except as would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(iv) (A) there has been no disposal, spill, discharge or Release of any Hazardous Material generated, used, owned, stored or controlled by any Loan Party, any of its Restricted Subsidiaries or any predecessor in interest, on, at or under any property currently, or to the knowledge of each Loan Party, formerly owned, leased or operated by any Loan Party, any of its current or former Restricted Subsidiaries or any predecessor in interest, (B) there are no Hazardous Materials located in, at, on or under such facility or property, or at any other location, in either case (A) or (B), that reasonably could be expected to require investigation, removal, remedial or corrective measures by the Borrower or any of its Restricted Subsidiaries or that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (C) neither the Loan Parties nor any of their Restricted Subsidiaries has retained or assumed any liability contractually or by operation of law with regard to the generation, treatment, storage or disposal of Hazardous Materials or compliance with Environmental Law that would reasonably be expected to result in a Material Adverse Effect; and

(v) no Lien has been recorded against any properties, assets or facilities currently owned, leased or operated by the Borrower or any of its Restricted Subsidiaries under any Environmental Law, which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.8 Ownership of Properties; Liens. Each of the Borrower and its Restricted Subsidiaries (a) has good title to, or valid leasehold interests in, all its real and personal property material to its business except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted and (b) owns, or is entitled to use, all trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, technology, software, know-how database rights, design rights and other intellectual property rights material to its business, and, to the knowledge of the Borrower, the use thereof by the Borrower does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.9 [Reserved].

Section 5.10 Investment Company Status, Etc. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 5.11 Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all federal, provincial, state, municipal, foreign and other Tax returns and reports required to be filed, and has timely paid all federal, provincial, state, municipal, foreign and other Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being Contested in Good Faith and (b) failures to file or pay as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.12 ERISA. The Borrower is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur, which reasonably would be expected, individually or in the aggregate, to result in a Material Adverse Effect. No event described in Section 4062(e) of ERISA has occurred and is continuing with respect to any Pension Plan.

Section 5.13 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower does not have any direct or indirect Subsidiaries, except as disclosed in Schedule 5.13. Such Schedule sets forth (a) the name and jurisdiction of organization or incorporation of each Subsidiary and identifies each Subsidiary that is an Excluded Subsidiary on the Closing Date and (b) the ownership interest of the Borrower, Holdings and each of their respective Subsidiaries, including the percentage of such ownership.

Section 5.14 [Reserved].

Section 5.15 Federal Reserve Regulations, Etc. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Federal Reserve Board, including Regulation T, U or X.

Section 5.16 [Reserved].

Section 5.17 Solvency. As of the Closing Date, immediately before and after the consummation of the Transactions, the Borrower and its Restricted Subsidiaries, taken as a whole, are Solvent.

Section 5.18 Anti-Corruption Laws; Sanctions; Anti-Terrorism Laws.

(a) Each Loan Party, its Subsidiaries and, to the knowledge of each Loan Party and its Subsidiaries, their respective officers and employees and their directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions. Neither any Loan Party, any of its Subsidiaries or, to the knowledge of each Loan Party and its Subsidiaries, any of their respective directors, officers or employees is a Sanctioned Person. Each Loan Party and each of its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and all applicable Sanctions.

(b) No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

(c) Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the any regulations passed under the USA PATRIOT Act or will violate the Trading with the Enemy Act, the International Emergency Economic Powers Act, or any regulations passed thereunder, including the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or successor statute thereto (together with Sanctions, “Anti-Terrorism Laws”). Each Loan Party and each of its Subsidiaries are in compliance with applicable Anti-Terrorism Laws.

Section 5.19 Accuracy of Information, Etc. As of the Closing Date, the Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of the other written reports of factual nature, financial statements, certificates or other written factual information (other than projections, the Borrower Model, other forward-looking or projected information, pro forma information and information of a general economic or general industry nature (including any reports or memos prepared by third party consultants)) furnished by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other written information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information and forward-looking statements, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by such Person to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 5.20 Brokers’ Fees. None of the Loan Parties or their Restricted Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents other than the closing and other fees payable pursuant to this Credit Agreement.

Section 5.21 Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Credit Parties that:

Section 6.1 Financial Statements and Other Information. The Borrower will furnish or caused to be furnished to the Administrative Agent (for delivery to each Lender):

(a) Within ninety (90) days after the end of each Fiscal Year, the Borrower’s Form 10-K containing the audited consolidated balance sheet of the Borrower together with the related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year to the extent applicable, all reported on by Stowe & Degon, LLC, a big four accounting firm or another registered independent public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit, except with respect to any upcoming maturities of Indebtedness), to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, the Borrower’s Form 10-Q containing the unaudited consolidated balance sheet of the Borrower and the related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year (to the extent applicable), all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within five (5) Business Days after any delivery of financial statements under clause (a) or (b) above (collectively or individually, as the context requires, the “Financial Statements”), a Compliance Certificate signed by a Financial Officer of the Borrower (i) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent Audited Financial Statements and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such Compliance Certificate, (ii) containing either a certification that no Event of Default exists or, specifying the nature of each such Event of Default, the nature and status thereof and any action taken or proposed to be taken with respect thereto, (iii) certifying that there have been no changes to the jurisdiction of organization or legal name of any Loan Party since the date of the last Compliance Certificate delivered pursuant to the Credit Agreement, (iv) attaching reasonably detailed calculations demonstrating compliance with the Financial Covenants in Section 7.9 and (v) attaching a list of each Subsidiary of the Borrower and that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(d) within sixty (60) days after the beginning of each Fiscal Year, an annual consolidated forecast for the Borrower for such Fiscal Year, including projected consolidated statements of income and comprehensive income of the Borrower for the upcoming Fiscal Year, all in a form substantially consistent with that provided to the Borrower’s board of directors;

(e) promptly following any request therefor, (i) such other information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the USA Patriot Act, the Beneficial Ownership Regulation or other applicable Anti-Corruption Laws and Anti-Terrorism Laws (including those passed pursuant to the USA PATRIOT Act), and (ii) such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and that is reasonably available to Borrower; provided that the Borrower will not be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that is otherwise subject to Section 10.14 or the limitations set forth in Section 6.6; and

(f) with each set of consolidated financial statements referred to in Sections 6.1(a) and 6.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.

Section 6.2 Notices of Material Events. The Borrower will furnish or caused to be furnished to the Administrative Agent, upon the knowledge of any Responsible Officer, prompt (but in any event within the time period that may be specified below) written notice of the following:

(a) the occurrence of any Event of Default, specifying the nature and extent thereof;

(b) receipt of any written notice of any investigation by a Governmental Authority or any proceeding commenced or threatened in writing against or the affecting the Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect;

(c) promptly after the same become publicly available, copies of all material statements, reports and notices sent or made available generally by the Borrower to its security holders; and

(d) the occurrence of any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

provided, that, any documents required to be delivered pursuant to Section 6.1 or Section 6.2 above (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the internet at the Borrower’s publicly-available website address.

Each notice delivered under Section 6.2(a) shall be accompanied by a statement of a Financial Officer of the Borrower or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except in the case of clause (b), to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or any sale, lease, transfer or other disposition permitted by Section 7.5.

Section 6.4 Payment and Performance of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay or perform its obligations, including Tax liabilities, that, if not paid or performed, would reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being Contested in Good Faith and (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect, provided that nothing in this Section shall be deemed to require any Loan Party to pay any Subordinated Debt in violation of the subordination provisions applicable thereto.

Section 6.5 Maintenance of Properties. Except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.6 Books and Records; Inspection Rights; Audit. The Borrower will (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities in all material respects and (b) permit any representatives designated by any Credit Party, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accounting firm (provided that the Borrower shall have the opportunity to participate in any such discussions with the Borrower’s independent accounting firm), all at the expense of the Borrower and at such reasonable times and not more often than one (1) time per calendar year; provided, however, during the existence of an Event of Default, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and with reasonable advance notice; provided, that in no event shall the requirements set forth in this Section 6.6 require the Borrower or any Restricted Subsidiary to provide any such information (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by applicable laws, rules or regulations or any binding agreement (for which no exception is available or approval has been obtained) or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.7 Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and maintain all permits and licenses necessary to conduct its business, in each case, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.8 Use of Proceeds.

(a) The proceeds of the Loans will be used (x) on the Closing Date to consummate the Transactions and (y) following the Closing Date only for the redemption or exchange of Senior Notes, general corporate and working capital purposes (including, without limitation, Permitted Acquisitions, Investments, dividends and stock repurchases) and any other purpose not inconsistent with the terms hereof or in contravention of any Law or any Loan Document.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase, acquire or carry any Margin Stock or (b) for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Credit Extension, and the Borrower shall not use, and shall ensure that each Loan Party, their respective Restricted Subsidiaries and their respective directors, officers, employees and agents shall not use, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or (ii) in any manner that would result in the violation of any applicable Sanctions or any Anti-Terrorism Laws by any Person, including any Credit Party.

Section 6.9 Information Concerning the Borrower. The Borrower will furnish to the Administrative Agent at least five (5) days’ prior written notice of any change in (a) its legal name or jurisdiction of incorporation or formation, (b) the location of its chief executive office or its principal place of business, or (c) its Federal Taxpayer Identification Number.

Section 6.10 [Reserved].

Section 6.11 [Reserved].

Section 6.12 Covenant to Guarantee.

(a) Subsidiaries. If any Domestic Subsidiary of a Loan Party (other than (i) an Excluded Subsidiary or (ii) a Subsidiary that is already a Loan Party) is formed or acquired on or after the Closing Date or if an Excluded Subsidiary ceases to be an Excluded Subsidiary or the Borrower designates an Unrestricted Subsidiary as a Restricted Subsidiary (and in each case is also a direct Domestic Subsidiary of a Loan Party), the Borrower will notify the Administrative Agent within thirty (30) days following the date on which such Subsidiary is formed or acquired or such Excluded Subsidiary ceases to be an Excluded Subsidiary or the designation as a Restricted Subsidiary (or such later date as may be acceptable to the Administrative Agent in its reasonable discretion) and, by such date (and in each case subject to the Guarantee Requirement) (the “New Subsidiary Notification Date”):

(i) the Borrower will cause each such Subsidiary to execute and deliver a Subsidiary Joinder Agreement; and

(ii) the Borrower will deliver or cause to be delivered to the Administrative Agent such certificates and legal opinions to the extent reasonably requested by the Administrative Agent.

Section 6.13 Post-Closing Covenants.

(a) The Borrower shall, and shall cause each other Loan Party, to cause each Domestic Subsidiary of a Loan Party (other than (i) an Excluded Subsidiary or (ii) a Subsidiary that is already a Loan Party) acquired under the Informa Acquisition Agreement to satisfy the Guarantee Requirement within 30 days of the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion).

ARTICLE 7

NEGATIVE COVENANTS

Until the Termination Date, the Borrower covenants and agrees with the Credit Parties that:

Section 7.1 Indebtedness; Equity Interests.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Indebtedness or to issue any Disqualified Equity Interests, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness existing on the Closing Date, provided that any Indebtedness in excess of $5,000,000 in the aggregate shall only be permitted if set forth in Schedule 7.1;

(iii) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinancing Indebtedness”) of any of the Indebtedness described in clauses (a)(i), (a)(ii), (a)(iv), (a)(v) and (a)(xv) of this Section 7.1 (such Indebtedness being referred to herein as the “Original Indebtedness”), in each case, so long as (i) such Refinancing Indebtedness does not increase the principal amount (other than for accrued interest, fees, premiums and penalties thereon and fees and expenses associated with the refinancing, or to the extent otherwise permitted by this Credit Agreement, such greater amounts) or interest rate of the Original Indebtedness, (ii) any Liens securing such Refinancing Indebtedness are not extended to any additional property of the Borrower or any Restricted Subsidiary, (iii) neither the Borrower nor any Restricted Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinancing Indebtedness, (iv) such Refinancing Indebtedness does not result in a shortening of the maturity or Weighted Average Life to Maturity of such Original Indebtedness, (v) if such Original Indebtedness was unsecured, such Refinancing Indebtedness is unsecured and (vi) if such Original Indebtedness was subordinated in right of payment to the Obligations or any of the other Obligations, then the terms and conditions of such Refinancing Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(iv) Indebtedness of the Borrower incurred to finance the acquisition, lease, construction, installation, repair, maintenance, replacement or improvement of any property (real or personal), fixed or capital assets, including Capitalized Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any refinancing thereof, provided that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, repair, replacement or improvement and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (iv) shall not exceed the greater of (x) $10,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis);

(v) Indebtedness of any Person that becomes a Restricted Subsidiary of the Borrower after the Closing Date, provided that (A) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (B) the aggregate outstanding principal amount of Indebtedness permitted by this clause (v) shall not exceed the greater of (x) $10,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis);

(vi) Indebtedness between any Restricted Subsidiary and the Borrower or any other Restricted Subsidiary;

(vii) Guarantees by (A) any Loan Party of Indebtedness of any other Loan Party, (B) any Non-Loan Party Subsidiary of Indebtedness of any other Non-Loan Party Subsidiary, and (C) any Non-Loan Party Subsidiary of any Indebtedness of any Loan Party, provided that, in each case, such Indebtedness is otherwise permitted by this Section 7.1(a);

(viii) obligations under any Swap Agreements;

(ix) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(x) Indebtedness incurred in the ordinary course of business under (A) bids, trade contracts (other than for debt for borrowed money), leases (other than Capitalized Lease Obligations) and statutory obligations, (B) appeal bonds or similar instruments, (C) surety bonds, payment bonds, performance bonds, bid bonds, completion guarantees and similar obligations, workers’ compensation claims, health, disability or other employee benefits, and bankers acceptances issued for the account of the Borrower and unsecured guarantees thereof and (D) letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business;

(xi) Indebtedness secured by Real Property of the Borrower or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $2,500,000 and (y) 2.5% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis);

(xii) earn-outs, contingent payment obligations and contingent liabilities in respect of any indemnification obligations and adjustments of purchase price, in each case in connection with transactions not prohibited by this Credit Agreement;

(xiii) Indebtedness in the form of purchase price adjustments, Earn-Out Obligations, deferred compensation, contingent payment obligations and contingent liabilities in respect of any indemnification obligations and adjustments of purchase price or other arrangements representing acquisition consideration or deferred payments of a similar nature in each case in connection with a Permitted Acquisition or other Investment;

(xiv) Indebtedness incurred under Borrower’s unsecured corporate credit card program that does not exceed $5,000,000 in the aggregate principal amount at any time outstanding;

(xv) unsecured Indebtedness provided that (i) no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom, (ii) after giving Pro Forma Effect to the incurrence of such unsecured Indebtedness, the Consolidated Total Net Leverage Ratio shall not exceed 3.00:1.00 for the most recently ended Measurement Period;

(xvi) endorsement of items for deposit or collection of commercial paper received in the Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits (including contractual and statutory benefits) or property, casualty, liability or credit insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(xvii) Indebtedness representing reasonable and customary deferred compensation to directors, officers, and employees incurred in the ordinary course of business;

(xviii) Indebtedness in connection with self-insurance arrangements in the ordinary course of business;

(xix) obligations arising out of interest rate, foreign currency, and commodity hedging agreements entered into in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes;

(xx) Indebtedness in respect of netting services, any overdrafts or similar protections and related liabilities arising from treasury, depository and cash management services and related obligations or in connection with any automated clearing-house transfers of funds;

(xxi) Indebtedness relating to premium financing arrangements for property and casualty insurance plans and health and wealth benefit plans (including health and workers compensation insurance, employment practices liability insurance and directors and officers insurance), incurred in the ordinary course of business and payable within one (1) year;

(xxii) additional Indebtedness in an aggregate principal amount not to exceed the greater of (x) $15,000,000 and (y) 15.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis) at any one time outstanding;

(xxiii) Transfer Pricing Arrangements;

(xxiv) Indebtedness in respect of Incremental Equivalent Debt;

(xxv) Indebtedness of Foreign Subsidiaries and Non-Loan Party Subsidiaries in an aggregate principal amount not to exceed the greater of (x) $10,000,000 and (y) 10.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis) at any one time outstanding;

(xxvi) Indebtedness with respect to the Senior Notes;

(xxvii) unsecured Subordinated Debt;

(xxviii) any Indebtedness by and among the Borrower, any Subsidiary of Borrower and Informa and any Subsidiary of Informa; and

(xxix) any Indebtedness with respect to Letters of Credit.

Notwithstanding anything to the contrary herein, the aggregate amount of outstanding Indebtedness permitted to be incurred after the Closing Date pursuant to Sections 7.1(a)(vi), (a)(xv), (a)(xxii), and (a)(xxv) by Non-Loan Party Subsidiaries shall not exceed the Non-Guarantor Debt Cap.

Section 7.2 Liens. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or rights in respect of any thereof, except:

(a) Permitted Encumbrances;

(b) Liens securing Indebtedness permitted to be outstanding pursuant to clause (a)(i), (a)(viii), (a)(xxiv) or (a)(xxix) of Section 7.1;

(c) any Lien on fixed or capital assets acquired, including any equipment, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(iv), (ii) such Lien and the Indebtedness secured thereby are incurred prior to or within one-hundred eighty (180) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Closing Date prior to the time such Person becomes a Restricted Subsidiary, provided that (i) such Lien secures Indebtedness permitted by Section 7.1(a)(v), (ii) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (iii) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iv) such Lien shall secure only the Indebtedness and other obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case, to the extent permitted under Section 7.1;

(f) Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (a) and (y) of the definition of “Permitted Encumbrances” and clauses (b), (c), (d) and (e) of this Section 7.2; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clauses (a) and (y) of the definition of “Permitted Encumbrances” and clauses (b), (c), (d) and (e) of this Section 7.2 at the time the original Lien became a Permitted Lien under this Credit Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement;

(g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(h) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security, and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(i) Liens in favor of other financial institutions arising in connection with the Borrower’s deposit and/or securities accounts held at such institutions (not securing Indebtedness);

(j) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor, or a licensee, lessee or sublicensee or sublessee, in the property subject to any lease, license or sublicense or concession agreement entered into in the ordinary course of business;

(k) Liens arising from precautionary financing statements on operating leases relating solely to personal property covering the leased property in the ordinary course of business, to the extent such operating leases are permitted under this Credit Agreement;

(l) leases or subleases of real property granted in the ordinary course of the Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business) and leases, subleases, non-exclusive licenses or sublicenses of personal property granted in the ordinary course of the Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting the Administrative Agent a security interest therein;

(m) Liens in favor customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business so long as such Liens only cover the related goods;

(n) Liens securing Incremental Equivalent Debt; provided that the Administrative Agent and the representative for the Incremental Equivalent Debt shall have entered into a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Administrative Agent shall be authorized to execute and deliver on behalf of the Credit Parties such intercreditor agreement contemplated by this clause (n);

(o) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (n) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase; or

(p) Liens not in excess of the greater of (x) $15,000,000 and (y) 15.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis).

Section 7.3 Fundamental Changes; Business; Fiscal Year.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests issued by any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve or consummate a Division, provided that:

(i) any Subsidiary of the Borrower may merge into or consolidate with (A) any Loan Party in a transaction in which the Loan Party is the surviving entity or (B) to the extent such Subsidiary is a Non-Loan Party Subsidiary, any other Non-Loan Party Subsidiary (other than an Unrestricted Subsidiary);

(ii) the Borrower or any Restricted Subsidiary may merge into or consolidate with any Person in a transaction that is not permitted by Section 7.3(a)(i), provided that (x) in the case of a merger involving the Borrower (including, for the avoidance of doubt, the Informa Acquisition), the Borrower shall be (I) the surviving entity of such merger, or (II) subject to the consent of Informa Group Holdings Limited in its sole discretion (solely so long as Informa Group Holdings Limited or any of its Affiliates is a Lender), if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person described in clause (II), the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Credit Agreement and the other Loan Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) each Loan Party, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guaranty, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Credit Agreement, (4) each Loan Party, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to any applicable Loan Document, affirmed that its obligations thereunder shall apply to its Guaranty as reaffirmed pursuant to clause (3), (5) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Credit Agreement or any other Loan Document and that the provisions set forth in the preceding clauses (3) through (4) preserve the enforceability of the Guarantee, (6) the Administrative Agent shall have received at least three (3)

Business Days prior to the proposed date of consummation of the succession such documentation and other information about Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent at least ten (10) calendar days prior to such date and as required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act and the Beneficial Ownership Regulation, and (7) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, no Event of Default has occurred and is continuing or would result therefrom (it being understood that if each of the foregoing clauses (1) through (7) are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Credit Agreement) and (y) such merger is permitted by Section 7.4 and such other Person shall become a Loan Party pursuant to Section 6.12 to the extent required and during the time period provided therein;

(iii) (A) any Restricted Subsidiary of a Loan Party may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or any Loan Party and (B) any Non-Loan Party Subsidiary may sell, transfer, lease or otherwise Dispose of all or substantially all of its assets to the Borrower or any Restricted Subsidiary of the Borrower;

(iv) the Borrower or any of its Restricted Subsidiaries may sell, transfer, lease or otherwise Dispose of its assets in a transaction that is not permitted by Section 7.3(a)(iii), provided that such sale, transfer, lease or other Disposition is permitted by Section 7.5; and

(v) any Subsidiary may liquidate or dissolve; provided that, the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and its Restricted Subsidiaries and is not disadvantageous to the Administrative Agent or any Lender in any material respect;

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than an Approved Line of Business; and

(c) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, change its Fiscal Year.

Section 7.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or Division) any Investment, make or permit to exist any Guarantees of any obligations of, or make or permit to exist any investment or any other interest in, any other Person, make any Acquisition or purchase or otherwise enter into or become party to any derivative transaction, except:

(a) Investments in cash and Cash Equivalents;

(b) Investments existing on the Closing Date; provided that any Investment in excess of $5,000,000 in the aggregate shall only be permitted if set forth in Schedule 5.13 and Schedule 7.4;

(c) [reserved];

(d) intercompany Investments (i) by and among the Loan Parties, (ii) by any Loan Party in any Non-Loan Party Subsidiary (other than an Unrestricted Subsidiary) in an aggregate amount not to exceed the greater of (x) $15,000,000 and (y) 15.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis) or (iii) by any Non-Loan Party Subsidiary in any other Non-Loan Party Subsidiary or any Loan Party;

(e) acquisitions made by (i) any Loan Party from any other Loan Party, (ii) any Non-Loan Party Subsidiary from any other Non-Loan Party Subsidiary and (iii) any Non-Loan Party Subsidiary from any Loan Party; provided that, with respect to this clause (iii), the amount of any such Investments shall not exceed the greater of (x) $15,000,000 and (y) 15.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis) in the aggregate after the Closing Date;

(f) Guarantees permitted by Section 7.1;

(g) Swap Agreements;

(h) Permitted Acquisitions;

(i) loans or advances, payroll, commission, travel and other similar cash advances made to directors (or comparable Persons), officers or employees in the ordinary course of business, including (A) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (B) in connection with such Person’s purchase of Equity Interests of the Borrower or any Parent Entity or to permit the payment of taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash as common equity and (C) for any other purposes not described in the foregoing clauses (A) and (B); provided that the aggregate principal amount outstanding at any time under this clause (C) shall not exceed $5,000,000;

(j) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(k) Investments (including Permitted Acquisitions) in an aggregate amount outstanding pursuant to this Section 7.4(k) at any time not to exceed the Cumulative Credit at such time; provided that with respect to any Investment made pursuant to this Section 7.4(k), (A) no Event of Default has occurred and is continuing or would immediately result therefrom and (B) after giving Pro Forma Effect to such Investment, the Consolidated Total Net Leverage Ratio shall not exceed a level equal to 0.25x less than the applicable maximum Consolidated Total Net Leverage Ratio then in effect pursuant to Section 7.9(a) for the most recently ended Measurement Period;

(l) Investments in Similar Businesses in an aggregate outstanding amount not to exceed, together with any Investments made pursuant to Section 7.4(m) below, the greater of (a) $15,000,000 and (b) 15.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a Pro Forma Basis);

(m) Investments in joint ventures (or other similar agreements or partnerships) in an aggregate outstanding amount not to exceed, together with any Investments made pursuant to Section 7.4(l) above, the greater of (a) $15,000,000 and (b) 15.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a Pro Forma Basis);

(n) Investments consisting of Capitalized Software Expenditures;

(o) Investments in deposit accounts and securities accounts opened in the ordinary course of business (for the avoidance of doubt, including, but not limited to Investments in connection with any treasury, depository and cash management services and related obligations or in connection with any automated clearing-house transfers of funds);

(p) (i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.5 and (ii) Investments received in settlement of amounts due to the Borrower or any of its Restricted Subsidiaries effected in the ordinary course of business as a result of insolvency, bankruptcy, reorganization, or other similar proceeding involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Restricted Subsidiaries;

(q) Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with Borrower or any Restricted Subsidiary thereof (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(r) Investments consisting of (i) extensions of trade credit or Investments in connection with obtaining, maintaining or renewing client contracts in the ordinary course of business, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business or in connection with Permitted Acquisitions, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers, distributors and suppliers that are not Affiliates of the Borrower and that are made in the ordinary course of business, and (iv) guarantees made in the ordinary course of business in support of obligations of the Borrower or any of its Restricted Subsidiaries not constituting Indebtedness for borrowed money, including operating leases and obligations owing to suppliers, distributors, customers and licensees;

(s) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(t) repurchases of common stock of the Borrower under the terms of customary board-approved stock repurchase agreements;

(u) Deposit and securities accounts maintained with banks and other financial institutions;

(v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers, distributors or suppliers and in settlement of delinquent obligations of, and other disputes with, customers, distributors or suppliers arising in the ordinary course of business;

(w) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers, distributors and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (w) shall not apply to Investments of the Borrower in any Subsidiary or of any Subsidiary in the Borrower or any other Subsidiary;

(x) Investments consisting of (i) extensions of trade credit in the ordinary course of business, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business or in connection with Permitted Acquisitions, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers, distributors and suppliers that are not Affiliates of the Borrower and that are made in the ordinary course of business, and (iv) guarantees made in the ordinary course of business in support of obligations of the Borrower or any of its Restricted Subsidiaries not constituting Indebtedness for borrowed money, including operating leases and obligations owing to suppliers, customers, distributors and licensees;

(y) Investments consisting of guarantees in the ordinary course of business to support the obligations of any Restricted Subsidiary under its worker’s compensation and general insurance requirements;

(z) Investments consisting of loans or similar advances made pursuant to Transfer Pricing Arrangements;

(aa) Investments in Unrestricted Subsidiaries in an amount not to exceed the greater of (a) $10,000,000 and (b) 10.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a Pro Forma Basis); provided, that this Section 7.4(aa) shall be the only clause available under this Section 7.4 for Investments in Unrestricted Subsidiaries following the Closing Date;

(bb) any loans made to Informa or any Subsidiary of Informa; and

(cc) so long as (i) no Default shall have occurred and be continuing or would immediately result therefrom and (ii) after giving Pro Forma Effect to such Investment and, if applicable, the making of a Credit Extension in connection therewith, the Borrower shall be in compliance with the Financial Covenants under Section 7.9 for the most recently ended Measurement Period, additional Investments of the Borrower and its Restricted Subsidiaries.

In determining the amount of Investments, acquisitions, loans, and advances permitted under this Section 7.4, Investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein) minus all returns of principal, interest, capital, dividends, distributions and other cash returns thereof and minus all liabilities expressly assumed by another Person in connection with the sale or other Disposition of any Investment, and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Notwithstanding anything to the contrary herein, the aggregate amount of outstanding Investments permitted pursuant to Sections 7.4(d), (e), (k), (l), (m) and (cc) in Non-Loan Party Subsidiaries, together with the aggregate amount of Dispositions from Loan Parties to Non-Loan Party Subsidiaries permitted pursuant to Sections 7.5(d) and (i) in any Fiscal Year, shall not exceed the Non-Guarantor Investment Cap.

Section 7.5 Dispositions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, Dispose of any of its assets except:

(a) the sale or lease of (i) inventory, (ii) goods held for sale in the ordinary course of business and (iii) termination of leases and licenses in the ordinary course of business;

(b) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(c) the use or transfer of money, cash or Cash Equivalents in a manner that is not prohibited by the terms of this Credit Agreement or the other Loan Documents;

(d) (i) Dispositions among the Loan Parties, (ii) Dispositions among Restricted Subsidiaries that are not Loan Parties, and (iii) Dispositions from a Loan Party to a Non-Loan Party Subsidiary that do not involve assets having an aggregate Fair Market Value for all such assets so Disposed in excess of (x) the greater of (a) $10,000,000 and (b) 10.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a Pro Forma Basis), in any Fiscal Year;

(e) Dispositions pursuant to Transfer Pricing Arrangements;

(f) the granting of Permitted Liens and the other transactions permitted by Section 7.2;

(g) (i) the abandonment, cancellation or lapse of issued patents, registered trademarks and other registered intellectual property of a Loan Party or Restricted Subsidiary thereof to the extent, in such Loan Party’s reasonable business judgment, not economically desirable in the conduct of such Loan Party’s business or so long as such lapse is not materially adverse to the interests of the Lenders and (ii) the expiration of patents in accordance with their statutory terms;

(h) (i) leases, subleases, licenses or sublicenses (including the provision of software, including under an open source license or the licensing of other intellectual property rights) and terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) and (ii) Dispositions of Intellectual Property (including inbound or outbound licenses) that do not materially interfere with the business of the Borrower and its Restricted Subsidiaries (taken as a whole) (in each case other than to an Unrestricted Subsidiary);

(i) the sale of assets (other than Equity Interests of any Wholly-Owned Subsidiary, unless all of the Equity Interests of such Wholly-Owned Subsidiary (other than the Borrower) are sold in accordance with this clause (i) to a Person that is not an Affiliate of a Loan Party) for at least Fair Market Value, so long as (A) no Default then exists or would immediately result therefrom and (B) with respect to a Disposition for a purchase price in excess of

$10,000,000, at least 75% of the consideration received by the applicable Loan Party consists of cash or Cash Equivalents or converts to cash within 180 days of such sale; provided that, for purposes of this clause (B), Designated Non-Cash Consideration received in respect of such asset sale, taken together with all other Designated Non-Cash Consideration received in respect of asset sales pursuant to this clause (i) that do not exceed $10,000,000 in the aggregate at any time outstanding shall be deemed to be cash (with the Fair Market Value of each item of Designated Non-Cash Consideration being determined in good faith by the Borrower at the time received and without giving effect to subsequent changes in value);

(j) (A) any termination of any lease in the ordinary course of business, (B) any expiration of any option agreement in respect of real or personal property, (C) any surrender or waiver of contractual rights or (D) the settlement, release, reorganization or surrender of contract, tort or other claim in the ordinary course of business;

(k) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of Holdings, the Borrower or any of its Restricted Subsidiaries;

(l) Dispositions of non-core assets acquired in connection with any Acquired Entity or Business; provided that (i) the aggregate amount of such sales shall not exceed 15% of the Fair Market Value of the Acquired Entity or Business and (ii) each such sale is in an arm’s-length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value;

(m) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(n) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o) to the extent constituting Dispositions, transactions permitted by (i) Section 7.2, (ii) Section 7.3 (other than clause (a)(iv) thereof) and (iii) Section 7.4; and

(p) the unwinding or terminating of hedging arrangements or transactions contemplated by any Swap Agreement.

Notwithstanding anything to the contrary herein, the aggregate amount of Dispositions from Loan Parties to Non-Loan Party Subsidiaries permitted pursuant to Sections 7.5(d) and (i) in any Fiscal Year, together with the aggregate amount of outstanding Investments permitted pursuant to Sections 7.4(d), (e), (k), (l), (m) and (cc) in Non-Loan Party Subsidiaries, shall not exceed the Non-Guarantor Investment Cap.

Section 7.6 Sale and Lease Back Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback arrangement, directly or indirectly, with any Person.

Section 7.7 [Reserved].

Section 7.8 [Reserved].

Section 7.9 Financial Covenants

(a) Consolidated Total Net Leverage Ratio. The Borrower will not permit the Consolidated Total Net Leverage Ratio as of the end of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, to exceed 3.00:1.00; provided, that for the four fiscal quarters ending after the consummation of any Permitted Acquisition, or a series of Permitted Acquisitions occurring within a twelve-month period (commencing after the Closing Date), involving aggregate cash consideration in excess of $150,000,000, at the election of the Borrower, the foregoing maximum Consolidated Total Net Leverage Ratio shall be increased to 3.50:1.00 (calculated on a Pro Forma Basis); provided further, that the Borrower shall be permitted to elect such increase an unlimited number of times during the term of this Credit Agreement so long as, in each case, there are at least two full consecutive fiscal quarters immediately prior to such election in which the Consolidated Total Net Leverage Ratio does not exceed 3.00:1.00.

(b) Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter, commencing with the fiscal quarter ending March 31, 2025, to be less than 3.00:1.00.

Section 7.10 Restrictive Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that materially prohibits, restricts or imposes any condition upon (a) the ability of any Loan Party or any of its Restricted Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets (unless such agreement or arrangement does not prohibit, restrict or impose any condition upon the ability of any Loan Party to create, incur or permit to exist, or the ability of the Administrative Agent to exercise any right or remedy with respect to, any Lien in favor of the Credit Parties created under the Loan Documents) or (b) the ability of any Restricted Subsidiary to pay dividends or make other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any Restricted Subsidiary; provided that (i) the foregoing shall not apply to (A) restrictions and conditions imposed by law, or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries or by the Loan Documents, (B) restrictions and conditions existing on the Closing Date (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (C) customary restrictions and conditions contained in agreements relating to the sale of assets or a Subsidiary permitted under this Credit Agreement pending such sale, provided that such restrictions and conditions apply only to the assets or Subsidiary that is to be sold and such sale is permitted hereunder, (D) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its

Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated, (E) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (F) other Indebtedness, Disqualified Equity Interests or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 7.1 and (G) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby, (ii) clause (a) of this Section shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (iii) clause (a) of this Section shall not apply to customary provisions in agreements restricting the assignment thereof.

Section 7.11 Amendment of Material Documents. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, amend, supplement modify or waive any of its rights under (a) any Subordinated Debt Document in any manner not permitted by the terms of the applicable intercreditor or subordination agreement or (b) any of its Organizational Documents, other than immaterial amendments, modifications or waivers that would not reasonably be expected to materially and adversely affect the Credit Parties.

Section 7.12 Payments on Subordinated Debt. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, declare or make, directly or indirectly, any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Subordinated Debt (which for purposes of clarity does not include the Senior Notes) (“Subordinated Debt Payments”); except that to the extent permitted by the relevant subordination or intercreditor agreement, the Borrower and its Restricted Subsidiaries may make Subordinated Debt Payments:

(a) in an aggregate amount of payments made pursuant to this Section 7.12 not to exceed the greater of (a) $10,000,000 and (b) 10.0% of Consolidated EBITDA for the most recent Measurement Period (calculated on a Pro Forma Basis) in the aggregate in any Fiscal Year (plus any unused amount from the immediately preceding Fiscal Year with any amount in the current year deemed to be used prior to any amounts from the prior Fiscal Year),

(b) so long as (i) no Event of Default shall have occurred and be continuing or would immediately result therefrom and (ii) after giving Pro Forma Effect to such Subordinated Debt Payment, the Consolidated Total Net Leverage Ratio shall not exceed 3.00:1.00 for the most recently ended Measurement Period, other Subordinated Debt Payments by the Borrower and its Restricted Subsidiaries, and

(c) in an aggregate amount not to exceed the Cumulative Credit at such time; provided that with respect to any Subordinated Debt Payment made pursuant to this Section 7.12(c), (A) no Event of Default has occurred and is continuing or would immediately result therefrom and (B) after giving Pro Forma Effect to such Subordinated Debt Payment, the Consolidated Total Net Leverage Ratio shall not exceed 2.75:1.00 for the most recently ended Measurement Period.

Section 7.13 [Reserved].

Section 7.14 Designation of Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the Financial Covenants set forth in Section 7.9 for the most recently ended Measurement Period and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any other Indebtedness, (iv) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (v) the Consolidated EBITDA of all Unrestricted Subsidiaries for the most recent Measurement Period for which financial statements have been, or are required to have been, delivered hereunder shall not exceed 7.5% of the Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period and (vi) no Unrestricted Subsidiary may own or exclusively license any Intellectual Property material to the business of the Loan Parties and their Restricted Subsidiaries. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein and Disposition by the Borrower thereof at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or its Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

ARTICLE 8

EVENTS OF DEFAULT

Section 8.1 Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a) Non-Payment of Principal. The Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise.

(b) Other Non-Payment. The Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section 8.1) payable under this Credit Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days.

(c) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of any Loan Party in this Credit Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any certificate delivered or required to be delivered pursuant to this Credit Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made and, in respect of any such inaccuracy that is capable of being cured, such in accuracy shall continue unremedied for a period of fifteen (15) days after the earlier of any Loan Party’s knowledge of such inaccuracy or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders).

(d) Specific Covenants. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in (x) Sections 6.2(a), 6.3 (solely with respect to the Borrower’s legal existence in the State of Delaware), 6.8 or in Article 7; provided that any Event of Default under Section 7.9 is subject to cure as provided in Section 8.4 or (y) Sections 6.1 or 6.12 and such failure shall continue unremedied for a period of ten (10) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders).

(e) Other Covenants. The Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of the Required Lenders).

(f) Other Agreements. If there is a default or other failure to perform in any agreement to which the Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Material Indebtedness beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created.

(g) Change of Control. A Change of Control shall occur.

(h) Involuntary Proceedings. An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, any Significant Subsidiary or their debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Significant Subsidiary or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered.

(i) Voluntary Proceedings. The Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 8.1, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, any Significant Subsidiary or for a substantial part of their assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors.

(j) Inability to Pay Debts. The Borrower shall become unable, admit in writing its inability, fail generally or publicly declare its intention not to pay its debts as they become due.

(k) Judgments. One or more judgments for the payment of money shall be rendered against the Borrower (which shall not be fully covered (without taking into account any applicable deductibles) by insurance) (A) in an amount for such judgements in excess of the greater of (x) $20,000,000 and (y) 20.0% of Consolidated EBITDA (calculated on a Pro Forma Basis) for the most recent Measurement Period and (B) such judgments shall remain undischarged or unbonded for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment; provided, that any such amount shall be calculated after deducting from the sum so payable (i) any amount of such judgment that is covered by a valid and binding policy of insurance in favor of such Loan Party provided by a third party insurer and (ii) any amount of such judgement as to which such Loan Party is entitled to be indemnified, to the extent coverage in connection with such indemnification is not denied.

(l) Invalidity of Subordination Provisions. The subordination provisions of any Subordinated Debt Document shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or Borrower shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations for any reason shall not have the priority contemplated by this Credit Agreement, the other Loan Documents or such subordination provisions.

(m) ERISA Events. The occurrence of any event or condition in clauses (i) through (v) below, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect: (i) An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Loan Party or any of its Subsidiaries (or in the case of an ERISA Event described in subsection (b) of the definition of that term in Section 1.1, could reasonably be expected to subject any Loan Party, any of its Subsidiaries, any Pension Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any Pension Plan or trust to a tax or penalty on “prohibited transactions” under Section 502 of ERISA or Section 4975 of the Code), (ii) an ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; (iii) a Loan Party or ERISA Affiliate shall fail to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; (iv) any event similar to the foregoing shall occur or exist with respect to a Foreign Plan; or (v) there shall be at any time a Lien imposed against the assets of any Loan Party or ERISA Affiliate under Section 412 or Section 430 of the Code or Section 302, Section 303, or Section 4068 of ERISA.

(n) Invalidity of Loan Documents. Any Loan Document shall cease, for any reason, to be in full force and effect or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder.

Section 8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing (subject to Section 8.4), then, and in every such event (other than an event described in Section 8.1(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and in case of any event described in Section 8.1(h) or (i), the Commitments shall automatically terminate the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of each Loan Party accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article 3), in each case payable to the Administrative Agent in its capacity as such;

Second, [reserved];

Third, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting fees, indemnities and other amounts, payable to the Credit Parties (including fees, charges and disbursements of counsel to the respective Credit Parties and amounts payable under Article 3), ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the extent of any excess of such proceeds, to the payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Credit Parties in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, [reserved];

Seventh, to the extent of any excess of such proceeds, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Credit Parties, or any of them, on such date, ratably based on the respective aggregate amounts of all such Obligations owing to the Credit Parties on such date;

Eighth, [reserved]; and

Last, to the extent of any excess of such proceeds, the balance, if any, after all of the Obligations (other than unasserted contingent indemnification and unasserted expense reimbursement obligations in each case not yet due and payable) have been paid in full, to the Borrower or as otherwise required by law.

Section 8.4 Equity Cure. Notwithstanding anything to the contrary contained in this Article 8, in the event that the Loan Parties fail to comply with the Financial Covenants as of the end of any fiscal quarter, then the Borrower shall have the right, no later than 15 Business Days after the day on which the Financial Statements are required to be delivered for the applicable fiscal quarter, to issue common Equity Interests (other than Disqualified Equity Interests) or other Equity Interests on terms reasonably acceptable to the Administrative Agent, in exchange for cash in an aggregate amount equal to the minimum amount which, when added to Consolidated EBITDA, is sufficient to cure the relevant failure to comply with the Financial Covenants (the “Cure Amount”). The entire cash proceeds of such issuance shall be contributed in cash to the common or preferred equity of the Borrower and be included in the calculation of Consolidated EBITDA solely for purposes of determining compliance with the applicable Financial Covenants (the “Cure Right”). Upon the receipt by the Borrower of the Cure Amount, the Financial Covenants shall be recalculated giving Pro Forma Effect to the following:

(a) Consolidated EBITDA shall be increased, solely for the purpose of measuring the Financial Covenants and not for any other purpose under this Credit Agreement, by an amount equal to the Cure Amount;

(b) the Loan Parties shall be deemed to have satisfied the requirements of such Financial Covenants as of the end of the relevant fiscal quarter, and the applicable breach or default of the Financial Covenants shall thereafter be deemed cured for all purposes of this Credit Agreement and the other Loan Documents; and

(c) to the extent a fiscal quarter as to which the Cure Right has been exercised is included in the calculation of Consolidated EBITDA for purposes of any of the Financial Covenants in a subsequent Measurement Period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such subsequent Measurement Period.

Notwithstanding anything herein to the contrary, (a) in each period of four fiscal quarters, there shall be at least two fiscal quarters as to which the Cure Right is not exercised, (b) [reserved], (c) Cure Amounts received pursuant to any exercise of the Cure Right shall be disregarded for any calculation of Consolidated EBITDA required hereunder for any purpose other than compliance with the Financial Covenants as provided in this Section 8.4, (d) the Cure Right shall not be exercised more than five times and (e) from the day on which the Financial Statements are delivered for the applicable fiscal quarter indicating that the Loan Parties have failed to comply with the Financial Covenants as of the end of such fiscal quarter until the receipt by the Borrower of the applicable Cure Amount, the (i) Lenders shall not be required to make any Loans and (ii) Administrative Agent and Lenders shall not exercise any remedies pursuant to Section 8.2 that would otherwise be available due to the Loan Parties’ failure to comply with the Financial Covenants.

ARTICLE 9

THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Informa Group Holdings Limited to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its branches and Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its branches or Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.2 and Section 10.2), or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to investigate a violation or potential violation of an Environmental Law or a Release or threat of Release of a Hazardous Material, nor shall it have any liability for any action it takes or does not take in connection with any such investigation.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and otherwise authenticated by the proper party or parties, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facilities as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence, willful misconduct or bad faith in the selection of such sub-agents.

Section 9.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time by giving thirty (30) days’ notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent nor any arranger or bookrunner (collectively the “Arranger”) has made any representation or warranty to it, and that no act by the Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arranger to any Lender as to any matter, including whether the Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to the Administrative Agent and the Arranger that it has, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring and/or holding commercial loans in the ordinary course and is entering into this Credit Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring and/or holding such commercial loans or providing such other facilities.

Section 9.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no other agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent Section 10.3.

Section 9.10 [Reserved].

Section 9.11 [Reserved].

Section 9.12 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender(any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 9.12(b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 9.12 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this Section 9.12(a) shall be conclusive, absent manifest error.

(b) Without limiting the provisions of Section 9.12(a), each Payment Recipient (and each of their respective successors and assigns) hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Credit Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) in the case of immediately preceding clause (z), an error and mistake has been made, in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b). For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 9.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 9.12(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees, or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 9.12(a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with Section 9.12(a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall be deemed to have waived any consents required under this Credit Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement.

(ii) The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Loans acquired from such Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Loans are then owned by the Administrative Agent) and (y) may in the sole discretion of the Administrative Agent be reduced by any amount specified by the Administrative Agent in writing to the applicable Lender from time to time.

(e) The parties hereto agree (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Loans that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided that this Section 9.12 shall not be interpreted to increase (or accelerate the due date for) the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof).

ARTICLE 10

MISCELLANEOUS

Section 10.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i) if to the Borrower or any Loan Party:

TechTarget, Inc.

275 Grove Street, Newton, MA 02466

Attention: Daniel T. Noreck

Phone: [***]

E-mail: [***]

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

1225 Seventeenth Street

Suite 2600

Denver, CO 80209

Attn: Chalyse Robinson

Phone: [***]

E-mail: [***]

(ii) if to the Administrative Agent or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.1 (Committed Loan Notices shall additionally be delivered to the addressees set forth therein); and

(iii) if to any other Credit Party, the address, facsimile number, electronic mail address or telephone number specified to the Administrative Agent.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent in writing (and the Administrative Agent has notified the Borrower in writing of the same) that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement of transmission to the intended recipient (such as by the “delivery receipt requested” function, return e-mail, confirmation of system-generated posting notices by a Platform or other written acknowledgement) and (ii) notices or communications posted to a Platform or an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Notwithstanding anything to the contrary herein, borrowing requests and other notices to Administrative Agent, a Swingline Lender sent by email or posted to a Platform or an Internet or intranet website shall only be effective against such party if receipt of such transmission is affirmatively acknowledged by such party.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2 Waivers and Amendments

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Credit Agreement (including Sections 2.11, 2.12 or 2.13 or as set forth below) or in the other Loan Documents, neither this Credit Agreement, any other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Required Lenders, or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i) extend or increase any Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article 4 or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan, or reduce the rate of any interest, or reduce any fees or other amounts, payable under the Loan Documents, without the written consent of each Credit Party directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend or modify any of the Financial Covenants set forth in Section 7.9, any defined terms used therein or the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate, in each case, notwithstanding the fact that any such amendment or modification actually results in reduction in the rate of interest or fees;

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments or reduce the amount of or postpone the date of any prepayment required by Section 2.7(b) without the written consent of each Credit Party directly and adversely affected thereby;

(iv) except as provided in subsection (c) below change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.8(b) or the pro rata reduction of Commitments required by Section 2.5(c), without the written consent of each Credit Party directly and adversely affected thereby;

(v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder;

(vi) [reserved];

(vii) change the currency in which any Commitment or Loan is, or is to be, denominated, or payment under the Loan Documents is to be made without the written consent of each Lender directly affected thereby;

(viii) release any Guarantor from any guarantee under the Guaranty (except as expressly provided therein or in Section 9.10), or limit its liability in respect of such guarantee, without the written consent of each Lender; or

(ix) subordinate in right of payment the Obligations to any other Indebtedness for borrowed money, in each case without the consent of each Lender; and

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of (A) the Administrative Agent, unless in writing executed by the Administrative Agent and (B) any Swingline Lender, unless in writing executed by such Swingline Lender, in each case in addition to the Borrower and the Lenders required above.

(c) Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

(d) In addition, notwithstanding anything in this Section to the contrary, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, and, in each case, such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders to the Administrative Agent within ten (10) Business Days following receipt of notice thereof.

Notwithstanding anything in this Credit Agreement (including, without limitation, this Section 10.2) or any other Loan Document to the contrary, (i) this Credit Agreement and the other Loan Documents may be amended (or amended and restated) to effect an incremental facility, extension facility or specified refinancing facility pursuant to Sections 2.11, 2.12 or 2.13 (and the Administrative Agent and the Borrower may effect such amendments to this Credit Agreement and the other Loans Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility, extension facility or specified refinancing facility); (ii) no Lender consent is required to enter into any intercreditor agreement or effect any amendment, amendment and restatement or supplement to any intercreditor agreement or arrangement permitted under this Credit Agreement.

Section 10.3 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties, jointly and severally, shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs of counsel for the Administrative Agent), in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Credit Party (including Attorney Costs of the Administrative Agent or any Credit Party), in connection with the enforcement or protection of its rights (whether through negotiations, legal proceedings or otherwise) (A) in connection with this Credit Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by Loan Parties. The Loan Parties, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Claim or Environmental Liability related in any way to the Borrower or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto or (v) any government investigation, audit, hearing or enforcement action resulting from any Loan Party’s or any of its Affiliate’s noncompliance (or purported noncompliance) with any applicable Sanctions, other Anti-Terrorism Laws or Anti-Corruption Laws (it being understood and agreed that the Indemnitees shall be entitled to indemnification pursuant to this clause (including indemnification for fines, penalties and other expenses) regardless of whether any adverse finding is made against any Loan Party or any of its Affiliates), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith, or willful misconduct of such Indemnitee, (y) arise out of any dispute solely among the Indemnitees (not arising as a result of any act or omission by the Borrower or any Subsidiary or other Affiliate of the Borrower) or (z) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. To the extent that the indemnity set forth above in this paragraph shall be held to be unenforceable in whole or in part because it is violative of any law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified amounts incurred by Indemnitees or any of them. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, or liabilities arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Swingline Lender or such Related Party, as the case may be, such

Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to the Swingline Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.8(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto (including any assignee thereof) (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly and in no event later than thirty (30) days after Borrower’s receipt of a reasonably detailed request therefor.

(f) Notwithstanding anything to the contrary contained herein, no Loan Party shall be responsible for (i) any fees, costs or expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs of counsel for the Administrative Agent) set forth in clause (a) above or (ii) any indemnification obligations set forth in clause (b) above, in each case incurred in connection with the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Loan Documents or any syndication of the credit facilities provided for herein.

Section 10.4 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any other attempted assignment or transfer by any party hereto shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph

(b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its applicable Commitments and the applicable Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s applicable Commitment and/or the applicable Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to or by related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the applicable Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the applicable Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of a Revolving Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the applicable Loan or the applicable Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Sections 8.1(a), (b), (h) or (i) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender (other than a Defaulting Lender), an Affiliate of a Lender (other than a Defaulting Lender) or an Approved Fund, provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15) Business Days after written notice of such assignment shall have delivered to the Borrower;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Facility if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Swingline Lender shall be required for any assignment in respect of the Revolving Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. In addition, each assignee shall, on or before the effective date of such assignment, deliver to the Borrower and the Administrative Agent written certification as to exemption from deduction or withholding of any United States Taxes in accordance with Section 3.6(g).

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof, (B) a Person who, at the time of such assignment, is a Sanctioned Person if such assignment would violate Applicable Law or (C) any Disqualified Institution unless an Event of Default under Sections 8.1(a), (b), (h) or (i) has occurred and is continuing.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the prior written consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the

Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Swingline Loans, as applicable, in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.5 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the applicable Lenders, and the applicable Commitments of, and principal amounts of the applicable Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the applicable Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than (w) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (y) any Defaulting Lender or any of its subsidiaries or (z) a Person who, at the time of such participation, is a Sanctioned Person if the sale of such participation would violate Applicable Law) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its applicable Commitment and/or the applicable Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(c) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 (subject to the requirements and limitations therein, including the requirements under Section 3.6 (it being understood that the documentation required under Section 3.6(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.7 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.5 or 3.6, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.7(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.8(h) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement and the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Credit Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Credit Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPV and the applicable Loan or any applicable part thereof shall be appropriately reflected in the Participant Register (if applicable). The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 10.4, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Institution providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 10.14, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 10.4(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Credit Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 3.4 and 3.6 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections and Section 3.7 as though it were a Lender and had acquired its interest by assignment pursuant to Section 10.4(b), including the requirements of Section 3.6(g) (it being agreed that any documentation required under Section 3.6(g) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 3.4 or 3.6 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

Section 10.5 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Credit Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, and 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Termination Date.

Section 10.6 Counterparts; Integration; Effectiveness; Electronic Execution. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as provided in Section 4.1, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed signature page counterpart hereof by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart hereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Credit Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic association of signatures and records on electronic platforms, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, any other similar state laws based on the Uniform Electronic Transactions Act or the Uniform Commercial Code, each as amended, and the parties hereto hereby waive any objection to the contrary, provided that (x) nothing herein shall require Administrative Agent to accept electronic signature counterparts in any form or format and (y) Administrative Agent reserves the right to require, at any time and at its sole discretion, the delivery of manually executed counterpart signature pages to any Loan Document and the parties hereto agree to promptly deliver such manually executed counterpart signature pages. This Credit Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent or any Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 10.7 Severability. In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8 Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and each of their respective branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Credit Party or any such branch or Affiliate to or for the credit or the account of the Borrower or any of its Restricted Subsidiaries against any and all of the obligations of such Loan Party or such Restricted Subsidiary now or hereafter existing under this Credit Agreement or any other Loan Document to such Credit Party or such branch or Affiliate, irrespective of whether or not such Credit Party, branch or Affiliate shall have made any demand under this Credit Agreement or any other Loan Document and although such obligations of such Loan Party or Restricted Subsidiary may be contingent or unmatured or are owed to a branch, office or Affiliate of such Credit Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness, provided, that in the event that any Defaulting Lender shall exercise any right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Credit Party and its branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Credit Party and its branches and Affiliates may have. Each Credit Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Credit Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement or in any other Loan Document shall (i) affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Credit Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction or (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

(c) Waiver of Objection to Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by Applicable Law.

Section 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of the Federal Funds Rate from time to time in effect and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.

Section 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.14 Confidentiality; Treatment of Certain Information.

(a) Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, consultants and contractors who have a reasonable need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) on a confidential basis to (1) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility provided for herein, (h) with the consent of the Borrower, (i) to any Person providing a Guarantee of all or any portion of the Obligations, or (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower that is not known to be subject to a confidentiality obligation to the Borrower or (z) is independently generated by the Administrative Agent, any Credit Party or any of their respective Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement and the Loan Documents to (i) market data collectors, league table providers and other similar service providers to the lending industry and (ii) service providers to the Administrative Agent or any Lender in connection with the administration of this Credit Agreement, the other Loan Documents, and the Commitments. For the purposes of this Section, “Information” means all information received from or on behalf of the Borrower or any Subsidiary relating to the Borrower, any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Loan Party or any Subsidiary or that is independently prepared by the Administrative Agent or any other Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Subject in each case to the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), the Administrative Agent or any Lender may publish customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of any Loan Party.

Section 10.15 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. The Borrower shall, and shall cause each Subsidiary to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the USA PATRIOT Act.

Section 10.16 No Fiduciary Duty. Each Loan Party acknowledges and agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Loan Party and its Affiliates, on the one hand, and the Administrative Agent, the other Credit Parties and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the other Credit Parties or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 10.17 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.

Section 10.18 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i) none of the Administrative Agent or any of its Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related to hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loan Document Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Credit Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Credit Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Credit Agreement.

(c) The Administrative Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Credit Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such

Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 10.19 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 10.19, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

TORO COMBINECO, INC., as the Borrower

By:	/s/ Daniel T. Noreck
Name: Daniel T. Noreck
Title: Chief Financial Officer and Treasurer

INFORMA GROUP HOLDINGS LIMITED, as the Administrative Agent, the Swingline Lender and a Lender

By:	/s/ Gareth Wright
Name: Gareth Wright
Title: Director

SCHEDULES

[See attached]